Exhibit 99.1 ProxyPol

NWQ INVESTMENT MANAGEMENT COMPANY, LLC

PROXY VOTING POLICIES AND PROCEDURES

1.                                      Application; General Principles

1.1                               These Proxy Voting Policies and Procedures apply to securities held in client accounts over which NWQ Investment Management Company, LLC (“NWQ”) has voting authority, directly or indirectly.  Indirect voting authority exists where NWQ’s voting authority is implied by a general delegation of investment authority without reservation of proxy voting authority.

1.2                               NWQ shall vote proxies in respect of securities owned by or on behalf of a client in the client’s best interests and without regard to the interests of NWQ or any other client of NWQ.  Where NWQ shares investment discretion with regard to certain securities owned by or on behalf of clients with an advisory affiliate and proxy voting authority is not reserved by NWQ, proxy voting shall be delegated to the advisory affiliate in accordance with its proxy voting policies and procedures, as amended from time to time, (subject to Section 2 with regard to determination it may be in clients’ overall best interests not to vote).

2.                                      Voting; Procedures

2.1                               To provide centralized management of the proxy voting process, NWQ shall establish a Proxy Voting Committee.

2.2                               The Proxy Voting Committee shall be comprised of at least one senior portfolio manager.  The Committee may also seek the assistance of others, including investment, operations, legal or compliance personnel as necessary.

2.2.1                     The Proxy Voting Committee shall:

•                  supervise the proxy voting process, including the identification of material conflicts of interest involving NWQ (see Section 3 for definition of material conflict of interest) and the proxy voting process in respect of securities owned by or on behalf of such clients;

•                  determine how to vote proxies relating to issues not covered by these Policies and Procedures; and

•                  determine when NWQ may deviate from these Policies and Procedures.

2.3                               Unless the Proxy Voting Committee otherwise determines (and documents the basis for its decision) or as otherwise provided below, the Proxy Voting Committee shall cause proxies to be voted in a manner consistent with the recommendations or guidelines of an independent  third party proxy service or other third party.  In most cases, NWQ has adopted the guidelines of and will generally vote in accordance with the recommendations of Risk Metrics Group (“RMG”) (formerly, Institutional Shareholder Services, Inc.), as such guidelines may be updated from time to time (the current guideline summaries are attached hereto as Exhibit A).  In select other cases, NWQ may agree generally to vote proxies for a particular client account in accordance with the third party recommendations or guidelines selected by the client, such as the AFL-CIO Guidelines (guideline summary available on request).  The applicable recommendations and guidelines employed by NWQ shall be referred to herein as the “Guidelines” and the “Recommendations” respectively.  As a general matter, unless otherwise restricted NWQ reserves the right to override the applicable Recommendations or Guidelines in any situation where it believes that following such Recommendations or Guidelines is not in its clients’ best interests.

2.3.1                     Where any material conflict of interest has been identified and the matter is covered by the applicable Recommendation or Guidelines, the Proxy Voting Committee shall cause proxies to be voted in accordance with the applicable Recommendation or Guidelines.

2.3.2                     Where any material conflict of interest has been identified and the matter is not covered by the applicable Recommendation or Guidelines, NWQ may (i) vote in accordance with the recommendation of an alterative independent third party (who may be a proxy voting service) or (ii) disclose the conflict to the client, obtain the client’s consent to vote, and make the proxy voting determination itself (and document the basis for the decision).

2.4                               NWQ may determine not to vote proxies in respect of securities of any issuer if it determines it would be in its clients’ overall best interests not to vote.  Such determination may apply in respect of all client holdings of the securities or only certain specified clients, as NWQ deems appropriate under the circumstances.

2.4.1                     Generally, NWQ does not intend to vote proxies associated with the securities of any issuer if as a result of voting, the issuer restricts such securities from being transacted (“share blocking” is done in a few foreign countries). However, NWQ may decide, on an individual security basis that it is in the best interests of its clients for NWQ to vote the proxy associated with such a security, taking into account the loss of liquidity.  In addition, NWQ may decline to vote proxies where the voting would in NWQ’s judgment result in some other financial, legal, regulatory disability or burden to NWQ or the client (such as imputing control with respect to the issuer).

2.4.2                     To the extent that NWQ receives proxies for securities that are transferred into a client’s portfolio that were not recommended or selected by NWQ and are sold or expected to be sold promptly in an orderly manner (“legacy securities”), NWQ will generally refrain from voting such proxies.   In such circumstances, since legacy securities are expected to be sold promptly, voting proxies on such securities would not further NWQ’s interest in maximizing the value of client investments.  NWQ may consider an institutional client’s special request to vote a legacy security proxy, and if agreed would vote such proxy in accordance with the guidelines below.

2.4.3                     In addition, the Proxy Voting Committee may determine: (a) not to recall securities on loan if, in its judgment, the negative consequences to clients of disrupting the securities lending program would outweigh the benefits of voting in the particular instance or, (b) in its judgment, the expense and administrative inconvenience outweighs the benefits to clients of voting the securities.

3.                                      Material Conflicts of Interest

3.1                               Voting the securities of an issuer where the following relationships or circumstances exist are deemed to give rise to a material conflict of interest for purposes of these Policies and Procedures:

3.1.1                     The issuer is an institutional separate account client of NWQ or wrap program in which NWQ participates as an investment manager that paid fees to NWQ for the prior calendar year in excess of 1% of NWQ’s annual revenues for that year.  This analysis will be performed in February of each year.

3.1.2                     The issuer is an entity in which a member of the Executive Committee or Proxy Committee of NWQ or a relative(1) of any such person is or was (within the past three years of the proxy vote) an executive officer or director employee, or such person or relative otherwise has received more than $1,000 from the issuer during NWQ’s last three fiscal years, other than the receipt of interest, dividends, capital gains or proceeds from an insurance company for a claim.  This analysis will be performed in February of each year.

3.1.3                     Any other circumstance that NWQ is aware of where NWQ’s duty to serve its clients’ interests, typically referred to as its “duty of loyalty,” could be materially compromised.

3.1.4                     Notwithstanding the foregoing, a conflict of interest described in Section 3.1 shall not be considered material for the purposes of these Policies and Procedures in respect of a specific vote or circumstance if the matter to be voted on relates to a restructuring of the terms of existing securities or the issuance of new securities or a similar matter arising out of the holding of securities, other than common equity, in the context of a bankruptcy or threatened bankruptcy of the issuer.

3.1.5                     Notwithstanding the foregoing, in its process of determining whether there are material conflicts of interest, NWQ does not consider nonpublic information about the business arrangements of its affiliates or their officers and directors.

(1)   For the purposes of these Guidelines, “relative” includes the following family members:  spouse, minor children or stepchildren.

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3.1.6                     Notwithstanding the foregoing, business arrangements that NWQ is not actively involved in shall not be deemed to raise a material conflict of interest for NWQ.  For example, if NWQ is aware that an issuer is considering the inclusion of an NWQ-advised fund in its 401(k) plan menu, but NWQ is not actively soliciting the business, NWQ shall not be deemed to have a material conflict of interest in voting proxies of the issue.

4.                                      Recordkeeping and Retention

4.1                               NWQ shall retain records relating to the voting of proxies, including:

4.1.1                     Copies of these Policies and Procedures and any amendments thereto. Copies of applicable Policies and Procedures adopted by NWQ’s advisory affiliate with regard to any securities in client accounts managed under shared investment discretion (as referenced in section 1.2 above), and any amendments thereto.

4.1.2                     A copy of each proxy ballot and proxy statement filed by the issuer with the Securities and Exchange Commission or foreign regulator (“Proxy Statement”), or English translation of Proxy Statement as made available through a third party service provider regarding securities held on behalf of clients who have authorized voting of proxies, with exception of any “legacy securities” ballots or proxy statements (referenced in section 2.3.2 above) not voted.

4.1.3                     Records of each vote cast by NWQ (or its advisory affiliate, as applicable) on behalf of clients; these records may be maintained on an aggregate basis for certain clients (e.g., managed account clients).

4.1.4                     A copy of any documents created by NWQ that were material to making a decision on how to vote or that memorializes the basis for that decision.

4.1.5                     A copy of each written request for information on how NWQ (or its advisory affiliate, as applicable) voted proxies on behalf of the client, and a copy of any written response by NWQ to any (oral or written) request for information on how such proxies were voted.

4.2                               These records shall be maintained and preserved in an easily accessible place for a period of not less than five years from the end of NWQ’s fiscal year during which the last entry was made in the records, the first two years in an appropriate office of NWQ.

4.3                               NWQ may rely on Proxy Statements filed on the SEC’s EDGAR system or on Proxy Statements, ballots and records of votes cast by NWQ maintained by a third party, such as a proxy voting service.

Adopted: June 24, 2003

Amended: May 21, 2007

Amended: February 25, 2009

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RiskMetrics Group

U.S. Proxy Voting Guidelines Summary

Effective for Meetings on or after Feb. 1, 2009

Updated Dec. 24, 2008

The following is a condensed version of the proxy voting recommendations contained in the RiskMetrics’ (RMG) U.S. Proxy Voting Manual.

1.  Operational Items

Adjourn Meeting

Generally vote AGAINST proposals to provide management with the authority to adjourn an annual or special meeting absent compelling reasons to support the proposal.

Vote FOR proposals that relate specifically to soliciting votes for a merger or transaction if supporting that merger or transaction. Vote AGAINST proposals if the wording is too vague or if the proposal includes “other business.”

Amend Quorum Requirements

Vote AGAINST proposals to reduce quorum requirements for shareholder meetings below a majority of the shares outstanding unless there are compelling reasons to support the proposal.

Amend Minor Bylaws

Vote FOR bylaw or charter changes that are of a housekeeping nature (updates or corrections).

Auditor Indemnification and Limitation of Liability

Consider the issue of auditor indemnification and limitation of liability on a CASE-BY-CASE basis. Factors to be assessed include, but are not limited to:

•                  The terms of the auditor agreement- the degree to which these agreements impact shareholders’ rights;

•                  Motivation and rationale for establishing the agreements;

•                  Quality of disclosure; and

•                  Historical practices in the audit area.

WTHHOLD or vote AGAINST members of an audit committee in situations where there is persuasive evidence that the audit committee entered into an inappropriate indemnification agreement with its auditor that limits the ability of the company, or its shareholders, to pursue legitimate legal recourse against the audit firm.

Auditor Ratification

Vote FOR proposals to ratify auditors, unless any of the following apply:

•                  An auditor has a financial interest in or association with the company, and is therefore not independent;

•                  There is reason to believe that the independent auditor has rendered an opinion which is neither accurate nor indicative of the company’s financial position;

•                  Poor accounting practices are identified that rise to a serious level of concern, such as: fraud; misapplication of GAAP; and material weaknesses identified in Section 404 disclosures; or

•                  Fees for non-audit services (“Other” fees) are excessive.

Non-audit fees are excessive if:

•                  Non-audit (“other”) fees >audit fees + audit-related fees + tax compliance/preparation fees

Tax compliance and preparation include the preparation of original and amended tax returns, refund claims and tax payment planning. All other services in the tax category, such as tax advice, planning or consulting should be added to “Other” fees. If the breakout of tax fees cannot be determined, add all tax fees to “Other” fees.

In circumstances where “Other” fees include fees related to significant one-time capital structure events: initial public offerings, bankruptcy emergence, and spin-offs; and the company makes public disclosure of the amount and nature of those fees which are an exception to the standard “non-audit fee” category, then such fees may be excluded from the non-audit fees considered in determining the ratio of non-audit to audit/audit-related fees/tax compliance and preparation for purposes of determining whether non-audit fees are excessive.

Vote CASE-BY-CASE on shareholder proposals asking companies to prohibit or limit their auditors from engaging in non-audit services.

Vote CASE-BY-CASE on shareholder proposals asking for audit firm rotation, taking into account:

•                  The tenure of the audit firm;

•                  The length of rotation specified in the proposal;

•                  Any significant audit-related issues at the company;

•                  The number of Audit Committee meetings held each year;

•                  The number of financial experts serving on the committee; and

•                  Whether the company has a periodic renewal process where the auditor is evaluated for both audit quality and competitive price.

Change Company Name

Vote FOR proposals to change the corporate name.

Change Date, Time, or Location of Annual Meeting

Vote FOR management proposals to change the date, time, and/or location of the annual meeting unless the proposed change is unreasonable.

Vote AGAINST shareholder proposals to change the date, time, and/or location of the annual meeting unless the current scheduling or location is unreasonable.

Transact Other Business

Vote AGAINST proposals to approve other business when it appears as voting item

2.  Board of Directors:

Voting on Director Nominees in Uncontested Elections

Vote on director nominees should be determined on a CASE-BY-CASE basis.

Vote AGAINST or WITHHOLD(1) from individual directors who:

•                 Attend less than 75 percent of the board and committee meetings without a valid excuse, such as illness, service to the nation, work on behalf of the company, or funeral obligations. If the company provides meaningful public or private disclosure explaining the director’s absences, evaluate the information on a CASE-BY-CASE basis taking into account the following factors:

•                        Degree to which absences were due to an unavoidable conflict;

•                        Pattern of absenteeism; and

•                        Other extraordinary circumstances underlying the director’s absence;

•                 Sit on more than six public company boards;

•                 Are CEOs of public companies who sit on the boards of more than two public companies besides their own— withhold only at their outside boards.

Vote AGAINST or WITHHOLD from all nominees of the board of directors, (except from new nominees, who should be considered on a CASE-BY-CASE basis) if:

•                  The company’s proxy indicates that not all directors attended 75% of the aggregate of their board and committee meetings, but fails to provide the required disclosure of the names of the directors involved. If this information cannot be obtained, vote against/withhold from all incumbent directors;

•                  The company’s poison pill has a dead-hand or modified dead-hand feature. Vote against/withhold every year until this feature is removed;

•                  The board adopts or renews a poison pill without shareholder approval, does not commit to putting it to shareholder vote within 12 months of adoption (or in the case of an newly public company, does not commit to put the pill to a shareholder vote within 12 months following the IPO), or reneges on a commitment to put the pill to a vote, and has not yet received a withhold/against recommendation for this issue;

•                  The board failed to act on a shareholder proposal that received approval by a majority of the shares outstanding the previous year (a management proposal with other than a FOR recommendation by management will not be considered as sufficient action taken);

•                  The board failed to act on a shareholder proposal that received approval of the majority of shares cast for the previous two consecutive years (a management proposal with other than a FOR recommendation by management will not be considered as sufficient action taken);

•                  The board failed to act on takeover offers where the majority of the shareholders tendered their shares;

•                  At the previous board election, any director received more than 50 percent withhold/against votes of the shares cast and the company has failed to address the underlying issue(s) that caused the high withhold/against vote;

•                  The board is classified, and a continuing director responsible for a problematic governance issue at the board/committee level that would warrant a withhold/against vote recommendation is not up for election- any or all appropriate nominees (except new) may be held accountable;

•                 The board lacks accountability and oversight, coupled with sustained poor performance relative to peers. Sustained poor performance is measured by one- and three-year total shareholder returns in the bottom half of a company’s four-digit GICS industry group (Russell 3000 companies only).

(1) In general, companies with a plurality vote standard use “Withhold” as the valid contrary vote option in director elections; companies with a majority vote standard use “Against”. However, it will vary by company and the proxy must be checked to determine the valid contrary vote option for the particular company.

Vote AGAINST or WITHHOLD from Inside Directors and Affiliated Outside Directors (per the Classification of Directors below) when:

•                 The inside or affiliated outside director serves on any of the three key committees: audit, compensation, or nominating;

•                 The company lacks an audit, compensation, or nominating committee so that the full board functions as that committee;

•                 The company lacks a formal nominating committee, even if board attests that the independent directors fulfill the functions of such a committee;

•                 The full board is less than majority independent.

Vote AGAINST or WITHHOLD from the members of the Audit Committee if:

•                 The non-audit fees paid to the auditor are excessive;

•                  The company receives an adverse opinion on the company’s financial statements from its auditor; or

•                  There is persuasive evidence that the audit committee entered into an inappropriate indemnification agreement with its auditor that limits the ability of the company, or its shareholders, to pursue legitimate legal recourse against the audit firm.

Vote CASE-by-CASE on members of the Audit Committee and/or the full board if poor accounting practices, which rise to a level of serious concern, such as: fraud; misapplication of GAAP; and material weaknesses identified in Section 404 disclosures, are identified.

Examine the severity, breadth, chronological sequence and duration, as well as the company’s efforts at remediation or corrective actions in determining whether negative vote recommendations are warranted against the members of the Audit Committee who are responsible for the poor accounting practices, or the entire board.

Vote AGAINST or WITHHOLD from the members of the Compensation Committee if:

•                  There is a negative correlation between the chief executive’s pay and company performance (see discussion under Equity Compensation Plans);

•                  The company reprices underwater options for stock, cash or other consideration without prior shareholder approval, even if allowed in their equity plan;

•                  The company fails to submit one-time transfers of stock options to a shareholder vote;

•                  The company fails to fulfill the terms of a burn rate commitment they made to shareholders;

•                  The company has backdated options (see “Options Backdating” policy);

The company has poor compensation practices (see “Poor Pay Practices” policy). Poor pay practices may warrant withholding votes from the CEO and potentially the entire board as well.

Vote AGAINST or WITHHOLD from directors, individually or the entire board, for egregious actions or failure to replace management as appropriate.

RMG Classification of Directors — 2009

Inside Director (I)

•                 Employee of the company or one of its affiliates1;

•                 Non-employee officer of the company if among the five most highly paid individuals (excluding interim CEO);

•                 Listed as a Section 16 officer 2;

•                 Current interim CEO;

•                 Beneficial owner of more than 50 percent of the company’s voting power (this may be aggregated if voting power is distributed among more than one member of a defined group).

Affiliated Outside Director (AO)

•                 Board attestation that an outside director is not independent;

•                 Former CEO of the company (3),(4);

•                 Former CEO of an acquired company within the past five years(4);

•                 Former interim CEO if the service was longer than 18 months. If the service was between twelve and eighteen months an assessment of the interim CEO’s employment agreement will be made;(5)

•                 Former executive(2) of the company, an affiliate or an acquired firm within the past five years;

•                 Executive(2) of a former parent or predecessor firm at the time the company was sold or split off from the parent/predecessor within the past five years;

•                 Executive(2), former executive, general or limited partner of a joint venture or partnership with the company;

•                 Relative(6) of a current Section 16 officer of company or its affiliates;

•                 Relative(6) of a current employee of company or its affiliates where additional factors raise concern (which may include, but are not limited to, the following: a director related to numerous employees; the company or its affiliates employ relatives of numerous board members; or a non-Section 16 officer in a key strategic role);

•                 Relative(6) of former Section 16 officer, of company or its affiliate within the last five years;

•                 Currently provides (or a relative(6) provides) professional services(7) to the company, to an affiliate of the company or an individual officer of the company or one of its affiliates in excess of $10,000 per year;

•                 Employed by (or a relative(6) is employed by) a significant customer or supplier(8);

•                 Has (or a relative(6) has) any transactional relationship with the company or its affiliates excluding investments in the company through a private placement; (8)

•                 Any material financial tie or other related party transactional relationship to the company;

•                 Party to a voting agreement(9) to vote in line with management on proposals being brought to shareholder vote;

•                 Has (or a relative(6) has) an interlocking relationship as defined by the SEC involving members of the board of directors or its Compensation and Stock Option Committee; (10)

•                 Founder (11) of the company but not currently an employee;

•                 Is (or a relative(6) is) a trustee, director or employee of a charitable or non-profit organization that receives grants or endowments(8) from the company or its affiliates(1).

Independent Outside Director (IO)

•                 No material(12) connection to the company other than a board seat.

Footnotes:

(1) “Affiliate” includes a subsidiary, sibling company, or parent company. RMG uses 50 percent control ownership by the parent company as the standard for applying its affiliate designation.

(2) “Executives” (officers subject to Section 16 of the Securities and Exchange Act of 1934) include the chief executive, operating, financial, legal, technology, and accounting officers of a company (including the president, treasurer, secretary, controller, or any vice president in charge of a principal business unit, division or policy function). A non-employee director serving as an officer due to statutory requirements (e.g. corporate secretary) will be classified as an Affiliated Outsider. If the company provides additional disclosure that the director is not receiving additional compensation for serving in that capacity, then the director will be classified as an Independent Outsider.

(3) Includes any former CEO of the company prior to the company’s initial public offering (IPO).

(4) When there is a former CEO of a special purpose acquisition company (SPAC) serving on the board of an acquired company, RMG will generally classify such directors as independent unless determined otherwise taking into account the following factors: the applicable listing standards determination of such director’s independence; any operating ties to the firm; and if there are any other conflicting relationships or related party transactions.

(5) RMG will look at the terms of the interim CEO’s employment contract to determine if it contains severance pay, long-term health and pension benefits or other such standard provisions typically contained in contracts of permanent, non-temporary CEOs. RMG will also consider if a formal search process was underway for a full-time CEO at the time.

(6) “Relative” follows the SEC’s new definition of “immediate family members” which covers spouses, parents, children, step-parents, step-children, siblings, in-laws, and any person (other than a tenant or employee) sharing the household of any director, nominee for director, executive officer, or significant shareholder of the company.

(7) Professional services can be characterized as advisory in nature and generally include the following: investment banking / financial advisory services; commercial banking (beyond deposit services); investment services; insurance services; accounting/audit services; consulting services; marketing services; and legal services. The case of participation in a banking syndicate by a non-lead bank should be considered a transaction (and hence subject to the associated materiality test) rather than a professional relationship.

(8) If the company makes or receives annual payments exceeding the greater of $200,000 or 5 percent of the recipient’s gross revenues. (The recipient is the party receiving the financial proceeds from the transaction).

(9) Dissident directors who are parties to a voting agreement pursuant to a settlement arrangement will generally be classified as independent unless determined otherwise, taking into account the following factors: the terms of the agreement; the duration of the standstill provision in the agreement; the limitations and requirements of actions that are agreed upon; if the dissident director nominee(s) is subject to the standstill; and if there any conflicting relationships or related party transactions.

(10) Interlocks include: (a) executive officers serving as directors on each other’s compensation or similar committees (or, in the absence of such a committee, on the board); or (b) executive officers sitting on each other’s boards and at least one serves on the other’s compensation or similar committees (or, in the absence of such a committee, on the board).

(11) The operating involvement of the Founder with the company will be considered. Little to no operating involvement may cause RMG to deem the Founder as an independent outsider.

(12) For purposes of RMG’s director independence classification, “material” will be defined as a standard of relationship (financial, personal or otherwise) that a reasonable person might conclude could potentially influence one’s objectivity in the boardroom in a manner that would have a meaningful impact on an individual’s ability to satisfy requisite fiduciary standards on behalf of shareholders.

Age Limits

Vote AGAINST shareholder or management proposals to limit the tenure of outside directors through mandatory retirement ages.

Board Size

Vote FOR proposals seeking to fix the board size or designate a range for the board size.

Vote AGAINST proposals that give management the ability to alter the size of the board outside of a specified range without shareholder approval.

Classification/Declassification of the Board

Vote AGAINST proposals to classify the board.

Vote FOR proposals to repeal classified boards and to elect all directors annually.

Cumulative Voting

Generally vote AGAINST proposals to eliminate cumulative voting.

Generally vote FOR proposals to restore or provide for cumulative voting unless:

•                 The company has proxy access or a similar structure(3) to allow shareholders to nominate directors company’s ballot; and

•                 The company has adopted a majority vote standard, with a carve-out for plurality voting in where there are more nominees than seats, and a director resignation policy to address failed elections.

Vote FOR proposals for cumulative voting at controlled companies (insider voting power > 50%).

Director and Officer Indemnification and Liability Protection

Vote CASE-BY-CASE on proposals on director and officer indemnification and liability protection using Delaware law as the standard.

Vote AGAINST proposals to eliminate entirely directors’ and officers’ liability for monetary damages for violating the duty of care.

Vote AGAINST indemnification proposals that would expand coverage beyond just legal expenses to liability for acts, such as negligence, that are more serious violations of fiduciary obligation than mere carelessness.

Vote AGAINST proposals that would expand the scope of indemnification to provide for mandatory indemnification of company officials in connection with acts that previously the company was permitted to provide indemnification for at the discretion of the company’s board (i.e., “permissive indemnification”) but that previously the company was not required to indemnify.

Vote FOR only those proposals providing such expanded coverage in cases when a director’s or officer’s legal defense was unsuccessful if both of the following apply:

•                 If the director was found to have acted in good faith and in a manner that he reasonably believed was in the best

(2) Similar structure” would be a structure that allows shareholders to nominate candidates who the company will include on the management ballot IN ADDITION TO management’s nominees, and their bios are included in management’s proxy.

interests of the company; and

•                 If only the director’s legal expenses would be covered.

Establish/Amend Nominee Qualifications

Vote CASE-BY-CASE on proposals that establish or amend director qualifications. Votes should be based on how reasonable the criteria are and to what degree they may preclude dissident nominees from joining the board.

Vote AGAINST shareholder proposals requiring two candidates per board seat.

Establishment of Board Committees Shareholder Proposals

Generally vote AGAINST shareholder proposals to establish a new standing board committee, as such proposals seek a specific oversight mechanism/structure that potentially limits a company’s flexibility to determine an appropriate oversight mechanism for itself. However, the following factors will be considered

•                  Existing oversight mechanisms (including current committee structure) regarding the issue for which board oversight is sought;

•                  Level of disclosure regarding the issue for which board oversight is sought;

•                 Company performance related to the issue for which board oversight is sought;

•                     Board committee structure compared to that of other companies in its industry sector; and/or

•                  The scope and structure of the proposal.

Establishment of Board Policy on Shareholder Engagement

Generally vote FOR shareholders proposals requesting that the board establish an internal mechanism/process, which may include a committee, in order to improve communications between directors and shareholders, unless the company has the following features, as appropriate:

•                  Established a communication structure that goes beyond the exchange requirements to facilitate the exchange of information between shareholders and members of the board;

•                  Effectively disclosed information with respect to this structure to its shareholders;

•                  Company has not ignored majority-supported shareholder proposals or a majority withhold vote on a director nominee; and

•                  The company has an independent chairman or a lead director, according to RMG’s definition. This individual must be made available for periodic consultation and direct communication with major shareholders.

Filling Vacancies/Removal of Directors

Vote AGAINST proposals that provide that directors may be removed only for cause.

Vote FOR proposals to restore shareholders’ ability to remove directors with or without cause.

Vote AGAINST proposals that provide that only continuing directors may elect replacements to fill board vacancies.

Vote FOR proposals that permit shareholders to elect directors to fill board vacancies.

Independent Chair (Separate Chair/CEO)

Generally vote FOR shareholder proposals requiring that the chairman’s position be filled by an independent director, unless the company satisfies all of the following criteria:

The company maintains the following counterbalancing governance structure:

•                  Designated lead director, elected by and from the independent board members with clearly delineated and comprehensive duties. (The role may alternatively reside with a presiding director, vice chairman, or rotating lead director; however the director must serve a minimum of one year in order to qualify as a lead director.) The duties should include, but are not limited to, the following:

•                        presides at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors;

•                        serves as liaison between the chairman and the independent directors;

•                        approves information sent to the board;

•                        approves meeting agendas for the board;

•                        approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•                        has the authority to call meetings of the independent directors;

•                        if requested by major shareholders, ensures that he is available for consultation and direct communication;

•                  Two-thirds independent board;

•                  All independent key committees;

•                  Established governance guidelines;

•                  A company in the Russell 3000 universe must not have exhibited sustained poor total shareholder return (TSR) performance, defined as one- and three-year TSR in the bottom half of the company’s four-digit GICS industry group (using Russell 3000 companies only), unless there has been a change in the Chairman/CEO position within that time. For companies not in the Russell 3000 universe, the company must not have underperformed both its peers and index on the basis of both one-year and three-year total shareholder returns, unless there has been a change in the Chairman/CEO position within that time;

•                  The company does not have any problematic governance or management issues, examples of which include, but are not limited to:

•                        Egregious compensation practices;

•                        Multiple related-party transactions or other issues putting director independence at risk;

•                        Corporate and/or management scandals;

•                        Excessive problematic corporate governance provisions; or

•                        Flagrant actions by management or the board with potential or realized negative impacts on shareholders.

Majority of Independent Directors/Establishment of Committees

Vote FOR shareholder proposals asking that a majority or more of directors be independent unless the board composition already meets the proposed threshold by RMG’s definition of independent outsider. (See Classification of Directors.)

Vote FOR shareholder proposals asking that board audit, compensation, and/or nominating committees be composed exclusively of independent directors if they currently do not meet that standard.

Majority Vote Shareholder Proposals

Generally vote FOR precatory and binding resolutions requesting that the board change the company’s bylaws to stipulate that directors need to be elected with an affirmative majority of votes cast, provided it does not conflict with the state law where the company is incorporated. Binding resolutions need to allow for a carve- out for a plurality vote standard when there are more nominees than board seats.

Companies are strongly encouraged to also adopt a post-election policy (also know as a director resignation policy) that will provide guidelines so that the company will promptly address the situation of a holdover director.

Open Access

Vote shareholder proposals asking for open or proxy access on a CASE-BY-CASE basis, taking into account:

•                  The ownership threshold proposed in the resolution;

•                  The proponent’s rationale for the proposal at the targeted company in terms of board and director conduct.

Performance/Governance Evaluation for Directors

•                  Vote WITHHOLD/AGAINST on all director nominees if the board lacks accountability and oversight, coupled with sustained poor performance relative to peers. Sustained poor performance is measured by one- and three-year total shareholder returns in the bottom half of a company’s four-digit GICS industry group (Russell 3000 companies only).

Evaluate board accountability and oversight at companies that demonstrate sustained poor performance. Problematic provisions include but are not limited to:

•                 a classified board structure;

•                 a supermajority vote requirement;

•                 majority vote standard for director elections with no carve out for contested elections;

•                  the inability for shareholders to call special meetings;

•                  the inability for shareholders to act by written consent;

•                  a dual-class structure; and/or

•                  a non-shareholder approved poison pill.

If a company exhibits sustained poor performance coupled with a lack of board accountability and oversight, also take into consideration the company’s five-year total shareholder return and five-year operational metrics in the evaluation.

Stock Ownership Requirements

Generally vote AGAINST shareholder proposals that mandate a minimum amount of stock that directors must own in order to qualify as a director or to remain on the board. While stock ownership on the part of directors is desired, the company should determine the appropriate ownership requirement.

Vote CASE-BY-CASE on shareholder proposals asking that the company adopt a holding or retention period for its executives (for holding stock after the vesting or exercise of equity awards), taking into account any stock ownership requirements or holding period/retention ratio already in place and the actual ownership level of executives.

Term Limits

Vote AGAINST shareholder or management proposals to limit the tenure of outside directors through term limits. However, scrutinize boards where the average tenure of all directors exceeds 15 years for independence from management and for sufficient turnover to ensure that new perspectives are being added to the board.

Vote No Campaigns

In cases where companies are targeted in connection with public “vote no” campaigns, evaluate director nominees under the existing governance policies for voting on director nominees in uncontested elections. In issuing vote recommendations, consider arguments submitted by shareholders and other publicly-available information

3.  Proxy Contests

Voting for Director Nominees in Contested Elections

Vote CASE-BY-CASE on the election of directors in contested elections, considering the following factors:

•                  Long-term financial performance of the target company relative to its industry;

•                  Management’s track record;

•                  Background to the proxy contest;

•                  Qualifications of director nominees (both slates);

•                  Strategic plan of dissident slate and quality of critique against management;

•                 Likelihood that the proposed goals and objectives can be achieved (both slates);

•                 Stock ownership positions.

Reimbursing Proxy Solicitation Expenses

Vote CASE-BY-CASE on proposals to reimburse proxy solicitation expenses. When voting in conjunction with support of a dissident slate, vote FOR the reimbursement of all appropriate proxy solicitation expenses associated with the election.

Generally vote FOR shareholder proposals calling for the reimbursement of reasonable costs incurred in connection with nominating one or more candidates in a contested election where the following apply:

•                 The election of fewer than 50% of the directors to be elected is contested in the election;

•                  One or more of the dissident’s candidates is elected;

•                  Shareholders are not permitted to cumulate their votes for directors; and

•                 The election occurred, and the expenses were incurred, after the adoption of this bylaw.

Confidential Voting

Vote FOR shareholder proposals requesting that corporations adopt confidential voting, use independent vote tabulators, and use independent inspectors of election, as long as the proposal includes a provision for proxy contests as follows: In the case of a contested election, management should be permitted to request that the dissident group honor its confidential voting policy. If the dissidents agree, the policy remains in place. If the dissidents will not agree, the confidential voting policy is waived.

Vote FOR management proposals to adopt confidential voting.

4.  Antitakeover Defenses and Voting Related Issues

Advance Notice Requirements for Shareholder Proposals/Nominations

Vote CASE-BY-CASE basis on advance notice proposals, giving support to those proposals which allow shareholders to submit proposals/nominations as close to the meeting date as reasonably possible and within the broadest window possible, recognizing the need to allow sufficient notice for company, regulatory and shareholder review.

To be reasonable, the company’s deadline for shareholder notice of a proposal/ nominations must not be more than 60 days prior to the meeting, with a submittal window of at least 30 days prior to the deadline. The submittal window is the period under which a shareholder must file his proposal/nominations prior to the deadline.

In general, support additional efforts by companies to ensure full disclosure in regard to a proponent’s economic and voting position in the company so long as the informational requirements are reasonable and aimed at providing shareholders with the necessary information to review such proposal.

Amend Bylaws without Shareholder Consent

Vote AGAINST proposals giving the board exclusive authority to amend the bylaws.

Vote FOR proposals giving the board the ability to amend the bylaws in addition to shareholders.

Poison Pills

Vote FOR shareholder proposals requesting that the company submit its poison pill to a shareholder vote or redeem it UNLESS the company has: (1) A shareholder approved poison pill in place; or (2) The company has adopted a policy concerning the adoption of a pill in the future specifying that the board will only adopt a shareholder rights plan if either:

•                 Shareholders have approved the adoption of the plan; or

•                 The board, in its exercise of its fiduciary responsibilities, determines that it is in the best interest of shareholders under the circumstances to adopt a pill without the delay in adoption that would result from seeking stockholder approval (i.e., the “fiduciary out” provision). A poison pill adopted under this fiduciary out will be put to a shareholder ratification vote within 12 months of adoption or expire. If the pill is not approved by a majority of the votes cast on this issue, the plan will immediately terminate.

Vote FOR shareholder proposals calling for poison pills to be put to a vote within a time period of less than one year after adoption. If the company has no non-shareholder approved poison pill in place and has adopted a policy with the provisions outlined above, vote AGAINST the proposal. If these conditions are not met, vote FOR the proposal, but with the caveat that a vote within 12 months would be considered sufficient.

Vote CASE-by-CASE on management proposals on poison pill ratification, focusing on the features of the shareholder rights plan. Rights plans should contain the following attributes:

•                 No lower than a 20% trigger, flip-in or flip-over;

•                 A term of no more than three years;

•                  No dead-hand, slow-hand, no-hand or similar feature that limits the ability of a future board to redeem the pill;

•                  Shareholder redemption feature (qualifying offer clause); if the board refuses to redeem the pill 90 days after a qualifying offer is announced, 10 percent of the shares may call a special meeting or seek a written consent to vote on rescinding the pill.

In addition, the rationale for adopting the pill should be thoroughly explained by the company. In examining the request for the pill, take into consideration the company’s existing governance structure, including: board independence, existing takeover defenses, and any problematic governance concerns.

For management proposals to adopt a poison pill for the stated purpose of preserving a company’s net operating losses (“NOL pills”), the following factors should be considered:

•                  the trigger (NOL pills generally have a trigger slightly below 5%);

•                  the value of the NOLs;

•                  the term;

•                  shareholder protection mechanisms (sunset provision, causing expiration of the pill upon exhaustion or expiration of NOLs); and

•                  other factors that may be applicable.

In addition, vote WITHHOLD/AGAINST the entire board of directors, (except new nominees, who should be considered on a CASE-by-CASE basis) if the board adopts or renews a poison pill without shareholder approval, does not commit to putting it to a shareholder vote within 12 months of adoption (or in the case of a newly public company, does not commit to put the pill to a shareholder vote within 12 months following the IPO), or reneges on a commitment to put the pill to a vote, and has not yet received a withhold recommendation for this issue.

Shareholder Ability to Act by Written Consent

Vote AGAINST proposals to restrict or prohibit shareholder ability to take action by written consent.

Vote FOR proposals to allow or make easier shareholder action by written consent.

Shareholder Ability to Call Special Meetings

Vote AGAINST proposals to restrict or prohibit shareholder ability to call special meetings.

Vote FOR proposals that remove restrictions on the right of shareholders to act independently of management.

Supermajority Vote Requirements

Vote AGAINST proposals to require a supermajority shareholder vote.

Vote FOR proposals to lower supermajority vote requirements.

5.  Mergers and Corporate Restructurings

Overall Approach

For mergers and acquisitions, review and evaluate the merits and drawbacks of the proposed transaction, balancing various and sometimes countervailing factors including:

•                  Valuation - Is the value to be received by the target shareholders (or paid by the acquirer) reasonable? While the fairness opinion may provide an initial starting point for assessing valuation reasonableness, emphasis is placed on the offer premium, market reaction and strategic rationale.

•                  Market reaction - How has the market responded to the proposed deal? A negative market reaction should cause closer scrutiny of a deal.

•                 Strategic rationale - Does the deal make sense strategically? From where is the value derived? Cost and revenue synergies should not be overly aggressive or optimistic, but reasonably achievable.

Management should also have a favorable track record of successful integration of historical acquisitions.

•                  Negotiations and process - Were the terms of the transaction negotiated at arm’s-length? Was the process fair and equitable? A fair process helps to ensure the best price for shareholders. Significant negotiation “wins” can also signify the deal makers’ competency. The comprehensiveness of the sales process (e.g., full auction, partial auction, no auction) can also affect shareholder value.

•                  Conflicts of interest - Are insiders benefiting from the transaction disproportionately and inappropriately as compared to non-insider shareholders? As the result of potential conflicts, the directors and officers of the company may be more likely to vote to approve a merger than if they did not hold these interests. Consider whether these interests may have influenced these directors and officers to support or recommend the merger. The CIC figure presented in the “RMG Transaction Summary” section of this report is an aggregate figure that can in certain cases be a misleading indicator of the true value transfer from shareholders to insiders. Where such figure appears to be excessive, analyze the underlying assumptions to determine whether a potential conflict exists.

•                  Governance - Will the combined company have a better or worse governance profile than the current governance profiles of the respective parties to the transaction? If the governance profile is to change for the worse, the burden is on the company to prove that other issues (such as valuation) outweigh any deterioration in governance.

Appraisal Rights

Vote FOR proposals to restore, or provide shareholders with rights of appraisal.

Asset Purchases

Vote CASE-BY-CASE on asset purchase proposals, considering the following factors:

•                  Purchase price;

•                  Fairness opinion;

•                  Financial and strategic benefits;

•                  How the deal was negotiated;

•                  Conflicts of interest;

•                  Other alternatives for the business

•                  Non-completion risk.

Asset Sales

Vote CASE-BY-CASE on asset sales, considering the following factors:

•                  Impact on the balance sheet/working capital;

•                  Potential elimination of diseconomies;

•                  Anticipated financial and operating benefits;

•                  Anticipated use of funds;

•                  Value received for the asset;

•                  Fairness opinion;

•                  How the deal was negotiated;

•                  Conflicts of interest.

Bundled Proposals

Vote CASE-BY-CASE on bundled or “conditional” proxy proposals. In the case of items that are conditioned upon each other, examine the benefits and costs of the packaged items. In instances when the joint effect of the conditioned items is not in shareholders’ best interests, vote AGAINST the proposals. If the combined effect is positive, support such proposals.

Conversion of Securities

Vote CASE-BY-CASE on proposals regarding conversion of securities. When evaluating these proposals the investor should review the dilution to existing shareholders, the conversion price relative to market value, financial issues, control issues, termination penalties, and conflicts of interest.

Vote FOR the conversion if it is expected that the company will be subject to onerous penalties or will be forced to file for bankruptcy if the transaction is not approved.

Corporate Reorganization/Debt Restructuring/Prepackaged Bankruptcy Plans/Reverse Leveraged Buyouts/Wrap Plans

Vote CASE-BY-CASE on proposals to increase common and/or preferred shares and to issue shares as part of a debt restructuring plan, taking into consideration the following:

•                  Dilution to existing shareholders’ position;

•                  Terms of the offer;

•                  Financial issues;

•                  Management’s efforts to pursue other alternatives;

•                  Control issues;

•                  Conflicts of interest.

Vote FOR the debt restructuring if it is expected that the company will file for bankruptcy if the transaction is not approved.

Formation of Holding Company

Vote CASE-BY-CASE on proposals regarding the formation of a holding company, taking into consideration the following:

•                  The reasons for the change;

•                  Any financial or tax benefits;

•                  Regulatory benefits;

•                  Increases in capital structure;

•                  Changes to the articles of incorporation or bylaws of the company.

Absent compelling financial reasons to recommend the transaction, vote AGAINST the formation of a holding company if the transaction would include either of the following:

•                  Increases in common or preferred stock in excess of the allowable maximum (see discussion under “Capital Structure”);

•                  Adverse changes in shareholder rights.

Going Private and Going Dark Transactions (LBOs and Minority Squeeze-outs)

Vote CASE-BY-CASE on going private transactions, taking into account the following:

•                  Offer price/premium;

•                  Fairness opinion;

•                  How the deal was negotiated;

•                  Conflicts of interest;

•                  Other alternatives/offers considered; and

•                  Non-completion risk.

Vote CASE-BY-CASE on “going dark” transactions, determining whether the transaction enhances shareholder value by taking into consideration:

•                  Whether the company has attained benefits from being publicly-traded (examination of trading volume, liquidity, and market research of the stock);

•                  Balanced interests of continuing vs. cashed-out shareholders, taking into account the following:

•                        Are all shareholders able to participate in the transaction?

•                        Will there be a liquid market for remaining shareholders following the transaction?

•                        Does the company have strong corporate governance?

•                        Will insiders reap the gains of control following the proposed transaction?

•                        Does the state of incorporation have laws requiring continued reporting that may benefit shareholders.

Joint Ventures

Vote CASE-BY-CASE on proposals to form joint ventures, taking into account the following:

•                  Percentage of assets/business contributed;

•                  Percentage ownership;

•                  Financial and strategic benefits;

•                  Governance structure;

•                  Conflicts of interest;

•                  Other alternatives;

•                  Noncompletion risk.

Liquidations

Vote CASE-BY-CASE on liquidations, taking into account the following:

•                  Management’s efforts to pursue other alternatives;

•                  Appraisal value of assets; and

•                  The compensation plan for executives managing the liquidation.

Vote FOR the liquidation if the company will file for bankruptcy if the proposal is not approved.

Mergers and Acquisitions/ Issuance of Shares to Facilitate Merger or Acquisition

Vote CASE-BY-CASE on mergers and acquisitions, determining whether the transaction enhances shareholder value by giving consideration to items listed under “Mergers and Corporate Restructurings: Overall Approach.”

Private Placements/Warrants/Convertible Debentures

Vote CASE-BY-CASE on proposals regarding private placements taking into consideration:

1.                         Dilution to existing shareholders’ position.

•                        The amount and timing of shareholder ownership dilution should be weighed against the needs and proposed shareholder benefits of the capital infusion.

2.                         Terms of the offer - discount/premium in purchase price to investor, including any fairness opinion; conversion features; termination penalties; exit strategy.

•                        The terms of the offer should be weighed against the alternatives of the company and in light of company’s financial issues.

•                        When evaluating the magnitude of a private placement discount or premium, RiskMetrics will consider whether it is affected by liquidity, due diligence, control and monitoring issues, capital scarcity, information asymmetry and anticipation of future performance.

3.                         Financial issues include but are not limited to examining the following:

•                        company’s financial situation;

•                        degree of need for capital;

•                        use of proceeds;

•                        effect of the financing on the company’s cost of capital;

•                        current and proposed cash burn rate; and

•                        going concern viability and the state of the capital and credit markets.

4.                         Management’s efforts to pursue alternatives and whether the company engaged in a process to evaluate alternatives. A fair, unconstrained process helps to ensure the best price for shareholders. Financing alternatives can include joint ventures, partnership, merger or sale of part or all of the company.

5.                         Control issues:

•                        change in management;

•                        change in control,

•                        guaranteed board and committee seats;

•                        standstill provisions;

•                        voting agreements;

•                        veto power over certain corporate actions.

Minority versus majority ownership and corresponding minority discount or majority control premium

6.                         Conflicts of interest

•                        Conflicts of interest should be viewed from the perspective of the company and the investor.

•                        Were the terms of the transaction negotiated at arm’s-length? Are managerial incentives aligned with shareholder interests?

7.                         Market reaction

•                        The market’s response to the proposed deal. A negative market reaction is a cause for concern. Market reaction may be addressed by analyzing the one day impact on the unaffected stock price.

Vote FOR the private placement if it is expected that the company will file for bankruptcy if the transaction is not approved.

Special Purpose Acquisition Corporations (SPACs)

Vote on a CASE-BY-CASE basis on SPAC mergers and acquisitions taking into account the following:

•                 Valuation — Is the value being paid by the SPAC reasonable? SPACs generally lack an independent fairness opinion and the financials on the target may be limited. Compare the conversion price with the intrinsic value of the target company provided in the fairness opinion. Also, evaluate the proportionate value of the combined entity attributable to the SPAC IPO shareholders versus the pre-merger value of SPAC. Additionally, a private company discount may be applied to the target, if it is a private entity.

•                  Market reaction — How has the market responded to the proposed deal? A negative market reaction may be a cause for concern. Market reaction may be addressed by analyzing the one-day impact on the unaffected stock price.

•                  Deal timing — A main driver for most transactions is that the SPAC charter typically requires the deal to be complete within 18 to 24 months, or the SPAC is to be liquidated. Evaluate the valuation, market reaction, and potential conflicts of interest for deals that are announced close to the liquidation date.

•                 Negotiations and process — What was the process undertaken to identify potential target companies within specified industry or location specified in charter? Consider the background of the sponsors.

•                  Conflicts of interest — How are sponsors benefiting from the transaction compared to IPO shareholders? Potential conflicts could arise if a fairness opinion is issued by the insiders to qualify the deal rather than a third party or if management is encouraged to pay a higher price for the target because of an 80% rule (the charter requires that the fair market value of the target is at least equal to 80% of net assets of the SPAC). Also, there may be sense of urgency by the management team of the SPAC to close the deal since its charter typically requires a transaction to be completed within the 18-24 month timeframe.

•                 Voting agreements — Are the sponsors entering into enter into any voting agreements/ tender offers with shareholders who are likely to vote AGAINST the proposed merger or exercise conversion rights?

•                 Governance — What is the impact of having the SPAC CEO or founder on key committees following the proposed merger?

Spinoffs

Vote CASE-BY-CASE on spin-offs, considering:

•                  Tax and regulatory advantages;

•                  Planned use of the sale proceeds;

•                  Valuation of spinoff;

•                  Fairness opinion;

•                  Benefits to the parent company;

•                  Conflicts of interest;

•                  Managerial incentives;

•                  Corporate governance changes;

•                  Changes in the capital structure.

Value Maximization Shareholder Proposals

Vote CASE-BY-CASE on shareholder proposals seeking to maximize shareholder value by hiring a financial advisor to explore strategic alternatives, selling the company or liquidating the company and distributing the proceeds to shareholders. These proposals should be evaluated based on the following factors:

•                 Prolonged poor performance with no turnaround in sight;

•                 Signs of entrenched board and management;

•                 Strategic plan in place for improving value;

•                 Likelihood of receiving reasonable value in a sale or dissolution; and

•                 Whether company is actively exploring its strategic options, including retaining a financial advisor.

6.  State of Incorporation

Control Share Acquisition Provisions

Control share acquisition statutes function by denying shares their voting rights when they contribute to ownership in excess of certain thresholds. Voting rights for those shares exceeding ownership limits may only be restored by approval of either a majority or supermajority of disinterested shares. Thus, control share acquisition statutes effectively require a hostile bidder to put its offer to a shareholder vote or risk voting disenfranchisement if the bidder continues buying up a large block of shares.

Vote FOR proposals to opt out of control share acquisition statutes unless doing so would enable the completion of a takeover that would be detrimental to shareholders.

Vote AGAINST proposals to amend the charter to include control share acquisition provisions.

Vote FOR proposals to restore voting rights to the control shares.

Control Share Cash-Out Provisions

Control share cash-out statutes give dissident shareholders the right to “cash-out” of their position in a company at the expense of the shareholder who has taken a control position. In other words, when an investor crosses a preset threshold level, remaining shareholders are given the right to sell their shares to the acquirer, who must buy them at the highest acquiring price.

Vote FOR proposals to opt out of control share cash-out statutes.

Disgorgement Provisions

Disgorgement provisions require an acquirer or potential acquirer of more than a certain percentage of a company’s stock to disgorge, or pay back, to the company any profits realized from the sale of that company’s stock purchased 24 months before achieving control status. All sales of company stock by the acquirer occurring within a certain period of time (between 18 months and 24 months) prior to the investor’s gaining control status are subject to these recapture-of-profits provisions.

Vote FOR proposals to opt out of state disgorgement provisions.

Fair Price Provisions

Vote CASE-BY-CASE on proposals to adopt fair price provisions (provisions that stipulate that an acquirer must pay the same price to acquire all shares as it paid to acquire the control shares), evaluating factors such as the vote required to approve the proposed acquisition, the vote required to repeal the fair price provision, and the mechanism for determining the fair price.

Generally, vote AGAINST fair price provisions with shareholder vote requirements greater than a majority of disinterested shares.

Freeze-Out Provisions

Vote FOR proposals to opt out of state freeze-out provisions. Freeze-out provisions force an investor who surpasses a certain ownership threshold in a company to wait a specified period of time before gaining control of the company.

Greenmail

Greenmail payments are targeted share repurchases by management of company stock from individuals or groups seeking control of the company. Since only the hostile party receives payment, usually at a substantial premium over the market value of its shares, the practice discriminates against all other shareholders.

Vote FOR proposals to adopt anti-greenmail charter or bylaw amendments or otherwise restrict a company’s ability to make greenmail payments.

Vote CASE-BY-CASE on anti-greenmail proposals when they are bundled with other charter or bylaw amendments.

Reincorporation Proposals

Management or shareholder proposals to change a company’s state of incorporation should be evaluated on a CASE-BY-CASE basis, giving consideration to both financial and corporate governance concerns including the following:

•                  Reasons for reincorporation;

•                  Comparison of company’s governance practices and provisions prior to and following the reincorporation; and

•                  Comparison of corporation laws of original state and destination state

Vote FOR reincorporation when the economic factors outweigh any neutral or negative governance changes.

Stakeholder Provisions

Vote AGAINST proposals that ask the board to consider non-shareholder constituencies or other non-financial effects when evaluating a merger or business combination.

State Antitakeover Statutes

Vote CASE-BY-CASE on proposals to opt in or out of state takeover statutes (including control share acquisition statutes, control share cash-out statutes, freeze-out provisions, fair price provisions, stakeholder laws, poison pill endorsements, severance pay and labor contract provisions, anti-greenmail provisions, and disgorgement provisions).

7.  Capital Structure

Adjustments to Par Value of Common Stock

Vote FOR management proposals to reduce the par value of common stock.

Common Stock Authorization

Vote CASE-BY-CASE on proposals to increase the number of shares of common stock authorized for issuance. Take into account company-specific factors which include, at a minimum, the following:

•                  Specific reasons/ rationale for the proposed increase;

•                  The dilutive impact of the request as determined through an allowable cap generated by RiskMetrics’ quantitative model;

•                  The board’s governance structure and practices; and

•                  Risks to shareholders of not approving the request.

Vote FOR proposals to approve increases beyond the allowable increase when a company’s shares are in danger of being delisted or if a company’s ability to continue to operate as a going concern is uncertain.

Dual-Class Stock

Vote AGAINST proposals to create a new class of common stock with superior voting rights.

Vote AGAINST proposals at companies with dual-class capital structures to increase the number of authorized shares of the class of stock that has superior voting rights.

Vote FOR proposals to create a new class of nonvoting or sub-voting common stock if:

•                 It is intended for financing purposes with minimal or no dilution to current shareholders;

•                  It is not designed to preserve the voting power of an insider or significant shareholder.

Issue Stock for Use with Rights Plan

Vote AGAINST proposals that increase authorized common stock for the explicit purpose of implementing a non-shareholder approved shareholder rights plan (poison pill).

Preemptive Rights

Vote CASE-BY-CASE on shareholder proposals that seek preemptive rights, taking into consideration: the size of a company, the characteristics of its shareholder base, and the liquidity of the stock.

Preferred Stock

Vote CASE-BY-CASE on proposals to increase the number of shares of preferred stock authorized for issuance. Take into account company-specific factors which include, at a minimum, the following:

•                  Specific reasons/ rationale for the proposed increase;

•                  The dilutive impact of the request as determined through an allowable cap generated by RiskMetrics’ quantitative model;

•                  The board’s governance structure and practices; and

•                 Risks to shareholders of not approving the request.

Vote AGAINST proposals authorizing the creation of new classes of preferred stock with unspecified voting, conversion, dividend distribution, and other rights (“blank check” preferred stock).

Vote FOR proposals to create “declawed” blank check preferred stock (stock that cannot be used as a takeover defense).

Vote FOR proposals to authorize preferred stock in cases where the company specifies the voting, dividend, conversion, and other rights of such stock and the terms of the preferred stock appear reasonable.

Vote AGAINST proposals to increase the number of blank check preferred stock authorized for issuance when no shares have been issued or reserved for a specific purpose.

Recapitalization

Vote CASE-BY-CASE on recapitalizations (reclassifications of securities), taking into account the following:

•                  More simplified capital structure;

•                  Enhanced liquidity;

•                  Fairness of conversion terms;

•                  Impact on voting power and dividends;

•                  Reasons for the reclassification;

•                  Conflicts of interest; and

•                  Other alternatives considered.

Reverse Stock Splits

Vote FOR management proposals to implement a reverse stock split when the number of authorized shares will be proportionately reduced.

Vote FOR management proposals to implement a reverse stock split to avoid delisting.

Vote CASE-BY-CASE on proposals to implement a reverse stock split that do not proportionately reduce the number of shares authorized for issue based on the allowable increased calculated using the Capital Structure model.

Share Repurchase Programs

Vote FOR management proposals to institute open-market share repurchase plans in which all shareholders may participate on equal terms.

Stock Distributions: Splits and Dividends

Vote FOR management proposals to increase the common share authorization for a stock split or share dividend, provided that the increase in authorized shares would not result in an excessive number of shares available for issuance as determined using a model developed by RMG.

Tracking Stock

Vote CASE-BY-CASE on the creation of tracking stock, weighing the strategic value of the transaction against such factors as:

•                  Adverse governance changes;

•                  Excessive increases in authorized capital stock;

•                  Unfair method of distribution;

•                  Diminution of voting rights;

•                  Adverse conversion features;

•                  Negative impact on stock option plans; and

•                  Alternatives such as spin-off.

8.  Executive and Director Compensation

Equity Compensation Plans

Vote CASE-BY-CASE on equity-based compensation plans. Vote AGAINST the equity plan if any of the following factors apply:

•                  The total cost of the company’s equity plans is unreasonable;

•                 The plan expressly permits the repricing of stock options/stock appreciate rights (SARs) without prior shareholder approval;

•                 The CEO is a participant in the proposed equity-based compensation plan and there is a disconnect between CEO pay and the company’s performance where over 50 percent of the year-over-year increase is attributed to equity awards;

•                 The company’s three year burn rate exceeds the greater of 2% and the mean plus one standard deviation of its industry group;

•                 The plan provides for the acceleration of vesting of equity awards even though an actual change in control may not occur (e.g., upon shareholder approval of a transaction or the announcement of a tender offer); or

•                 The plan is a vehicle for poor pay practices. Each of these factors is described below:

Cost of Equity Plans

Generally, vote AGAINST equity plans if the cost is unreasonable. For non-employee director plans, vote FOR the plan if certain factors are met (see Director Compensation section).

The cost of the equity plans is expressed as Shareholder Value Transfer (SVT), which is measured using a binomial option pricing model that assesses the amount of shareholders’ equity flowing out of the company to employees and directors. SVT is expressed as both a dollar amount and as a percentage of market value, and includes the new shares proposed, shares available under existing plans, and shares granted but unexercised.

All award types are valued. For omnibus plans, unless limitations are placed on the most expensive types of awards (for example, full value awards), the assumption is made that all awards to be granted will be the most expensive types. See discussion of specific types of awards.

The Shareholder Value Transfer is reasonable if it falls below the company-specific allowable cap. The allowable cap is determined as follows: The top quartile performers in each industry group (using the Global Industry Classification Standard GICS) are identified. Benchmark SVT levels for each industry are established based on these top performers’ historic SVT. Regression analyses are run on each industry group to identify the variables most strongly correlated to SVT. The benchmark industry SVT level is then adjusted upwards or downwards for the specific company by plugging the company-specific performance measures, size and cash compensation into the industry cap equations to arrive at the company’s allowable cap.

For the Dec. 1, 2008, March 1, June 1 and Sept. 1, 2009 quarterly data downloads, RMG will use 400-day volatility for the shareholder value calculation. RMG intends to revert to the 200-day volatility for the Dec. 1, and subsequent quarterly data downloads. Also, for those specified time periods, RMG will use the 90-day average stock price at the quarterly data download, and intends to revert to the 200-day average stock price for the Dec 1, 2009 and subsequent quarterly data downloads.

Repricing Provisions

Vote AGAINST plans that expressly permit the repricing or exchange of underwater stock options without prior shareholder approval, even if the cost of the plan is reasonable. Also, vote AGAINST OR WITHHOLD from members of the Compensation Committee who approved and/or implemented a repricing or an option exchange program, by buying out underwater options for stock, cash or other consideration or canceling underwater options and regranting options with a lower exercise price, without prior shareholder approval, even if such repricings are allowed in their equity plan.

Vote AGAINST plans if the company has a history of repricing options without shareholder approval, and the applicable listing standards would not preclude them from doing so.

Pay-for-Performance Disconnect

Generally, vote AGAINST plans and/or WITHHOLD votes from the Compensation Committee members if:

•                  There is a pay for performance disconnect between the CEO’s pay and company’s stock performance;

•                  The main source of the pay increase (over half) is equity-based; and

•                  The CEO is a participant of the equity proposal.

A pay for performance disconnect is defined as an increase in CEO’s total compensation and the company’s one-year and three-year total shareholder returns are in the bottom half of its industry group (i.e., four-digit GICS - Global Industry Classification Group). CEO total compensation is defined as the sum of base salary, bonus, non-equity incentives, grant date full value of stock awards and options, target value of performance shares/units, change in pension value and nonqualified deferred compensation earnings, and all other compensation.

The pay for performance policy first identifies companies that are in the bottom half of each four-digit GICS coupled with an increase in total direct compensation for the CEO. Examine the Compensation Discussion & Analysis (“CD&A”) to understand the source of increase. Is the increase attributed to performance-based compensation such as performance-based stock awards with pre-established performance measures or time- based restricted stock? The CD&A should provide enlightening and meaningful disclosure with respect to the committee decisions on executive pay and the underlying rationale for increases in pay despite poor stock performance. Newly appointed CEOs that have not been with the company for the past two complete fiscal years are exempted from the policy. Please note that this is a case-by-case analysis that requires detailed examination of the company’s CD&A.

To potentially mitigate the withhold vote recommendations, consider whether a company evidenced a commitment to pay for performance principles by (1) stating that the compensation committee has reviewed all components of CEO compensation, (2) providing a tally sheet under various termination scenarios, (3) disclosing performance measures and goals for all performance-based compensation, (4) committing to grant at least 50 percent of equity awards where the grant or vesting is tied to pre-established performance conditions, and (6) committing that the compensation committee has the sole authority to hire or fire compensation consultants. To provide complete transparency to shareholders, the commitment must be publicly disclosed.

On a CASE-BY-CASE basis, vote for equity plans and FOR compensation committee members with a pay-for- performance disconnect if compensation committee members can present strong and compelling evidence of improved committee performance. This evidence must go beyond the usual compensation committee report disclosure. This additional evidence necessary includes all of the following:

•                  The compensation committee has reviewed all components of the CEO’s compensation, including the following:

•                  Base salary, bonus, long-term incentives;

•                  Accumulative realized and unrealized stock option and restricted stock gains;

•                 Dollar value of perquisites and other personal benefits to the CEO and the total cost to the company;

•                 Earnings and accumulated payment obligations under the company’s nonqualified deferred compensation program;

•                 Actual projected payment obligations under the company’s supplemental executive retirement plan (SERPs).

•                 A tally sheet with all the above components should be disclosed for the following termination scenarios:

•                 Payment if termination occurs within 12 months: $                                                                 ;

•                 Payment if “not for cause” termination occurs within 12 months: $                                                                           ;

•                 Payment if “change of control” termination occurs within 12 months: $                                                                              .

•                 The compensation committee is committed to providing additional information on the named executives’ annual cash bonus program and/or long-term incentive cash plan for the current fiscal year. The compensation committee will provide full disclosure of the qualitative and quantitative performance criteria and hurdle rates used to determine the payouts of the cash program. From this disclosure, shareholders will know the minimum level of performance required for any cash bonus to be delivered, as well as the maximum cash bonus payable for superior performance.

The repetition of the compensation committee report does not meet RMG’s requirement of compelling and strong evidence of improved disclosure. The level of transparency and disclosure is at the highest level where shareholders can understand the mechanics of the annual cash bonus and/or long-term incentive cash plan based on the additional disclosure.

•                 The compensation committee is committed to granting a substantial portion of performance-based equity awards to the named executive officers. A substantial portion of performance-based awards would be at least 50 percent of the shares awarded to each of the named executive officers. Performance-based equity awards are earned or paid out based on the achievement of company performance targets. The company will disclose the details of the performance criteria (e.g., return on equity) and the hurdle rates (e.g., 15 percent) associated with the performance targets. From this disclosure, shareholders will know the minimum level of performance required for any equity grants to be made. The performance-based equity awards do not refer to non-qualified stock options(3) or performance-accelerated grants.(4) Instead, performance-based equity awards are performance- contingent grants where the individual will not receive the equity grant by not meeting the target performance and vice versa.

The level of transparency and disclosure is at the highest level where shareholders can understand the mechanics of the performance-based equity awards based on the additional disclosure.

•                  The compensation committee has the sole authority to hire and fire outside compensation consultants. The role of the outside compensation consultant is to assist the compensation committee to analyze executive pay packages or contracts and understand the company’s financial measures.

(3) Non-qualified stock options are not performance-based awards unless the grant or the vesting of the stock options is tied to the achievement of a pre-determined and disclosed performance measure. A rising stock market will generally increase share prices of all companies, despite of the company’s underlying performance.

(4) Performance-accelerated grants are awards that vest earlier based on the achievement of a specified measure. However, these grants will ultimately vest over time even without the attainment of the goal(s).

Three-Year Burn Rate/Burn Rate Commitment

Generally vote AGAINST plans if the company’s most recent three-year burn rate exceeds one standard deviation in excess of the industry mean (per the following Burn Rate Table) and is over 2 percent of common shares outstanding. The three-year burn rate policy does not apply to non-employee director plans unless outside directors receive a significant portion of shares each year.

The annual burn rate is calculated as follows:

Annual Burn rate = (# of options granted + # of full value shares awarded * Multiplier) / Weighted Average common shares outstanding)

However, vote FOR equity plans if the company fails this burn rate test but the company commits in a public filing to a three-year average burn rate equal to its GICS group burn rate mean plus one standard deviation (or 2%, whichever is greater), assuming all other conditions for voting FOR the plan have been met.

If a company fails to fulfill its burn rate commitment, vote AGAINST or WITHHOLD from the compensation committee.

For the Dec. 1, 2008, March 1, June 1 and Sept. 1, 2009 quarterly data downloads, RMG will use 400-day volatility for the shareholder value transfer and burn rate polices. RMG intends to revert to the 200-day volatility for the Dec. 1, 2009 and subsequent quarterly data downloads.

Burn Rate Table for 2009

		Russell 3000				Non-Russell 3000
GICS	Description	Mean	Standard Deviation	Mean + STDEV	Mean	Standard Deviation	Mean + STDEV
1010	Energy	1.75%	1.35%	3.09%	2.41%	2.75%	5.15%
1510	Materials	1.22%	0.91%	2.14%	2.17%	1.63%	3.80%
2010	Capital Goods	1.69%	1.83%	3.52%	2.71%	2.44%	5.15%
2020	Commercial Services & Supplies	2.21%	1.79%	4.01%	2.50%	2.19%	4.69%
2030	Transportation	1.82%	1.36%	3.18%	1.86%	1.59%	3.45%
2510	Automobiles & Components	1.86%	1.19%	3.05%	1.86%	1.19%	3.05%
2520	Consumer Durables & Apparel	2.06%	1.38%	3.44%	2.33%	2.46%	4.79%
2530	Consumer Services	2.11%	1.21%	3.32%	2.75%	2.39%	5.14%
2540	Media	1.87%	1.38%	3.25%	3.16%	2.98%	6.13%
2550	Retailing	1.84%	1.27%	3.12%	2.79%	1.83%	4.62%
3010, 3020, 3030	Consumer Staples	1.77%	1.35%	3.12	2.39%	2.06%	4.45%
510	Health Care Equipment & Services	2.72%	1.67%	4.39%	3.63%	3.01%	6.64%
3520	Pharmaceuticals & Biotechnology	3.40%	2.36%	5.76%	4.98%	4.49%	9.46%
4010	Banks	1.20%	0.97%	2.18%	1.40%	1.50%	2.89%
4020	Diversified Financials	2.94%	2.62%	5.56%	5.12%	5.93%	11.05%
4030	Insurance	1.23%	0.98%	2.22%	2.49%	2.22%	4.71%
4040	Real Estate	1.07%	0.99%	2.05%	1.33%	1.52%	2.85%
4510	Software & Services	4.05%	2.72%	6.76%	5.57%	4.56%	10.12%
4520	Technology Hardware & Equipment	3.24%	2.29%	5.52%	3.54%	2.76%	6.30%
4530	Semiconductors & Semiconductor Equipment	3.69%	2.02%	5.72%	4.95%	2.84%	7.79%
5010	Telecommunication Services	2.16%	1.57%	3.74%	2.92%	3.00%	5.92%
5510	Utilities	0.81%	0.83%	1.64	0.87%	1.00%	1.86%

For companies that grant both full value awards and stock options to their participants, apply a premium on full value awards for the past three fiscal years. The guideline for applying the premium is as follows:

Stock Price Volatility	Multiplier
54.6% and higher	1 full-value award will count as 1.5 option shares
36.1% or higher and less than 54.6%	1 full-value award will count as 2.0 option shares
24.9% or higher and less than 36.1%	1 full-value award will count as 2.5 option shares
16.5% or higher and less than 24.9%	1 full-value award will count as 3.0 option shares
7.9% or higher and less than 16.5%	1 full-value award will count as 3.5 option shares
Less than 7.9%	1 full-value award will count as 4.0 option shares

Liberal Definition of Change-in-Control

Generally vote AGAINST equity plans if the plan provides for the acceleration of vesting of equity awards even though an actual change in control may not occur. Examples of such a definition could include, but are not limited to, announcement or commencement of a tender offer, provisions for acceleration upon a “potential” takeover, shareholder approval of a merger or other transactions, or similar language.

Poor Pay Practices

Vote AGAINST or WITHHOLD from compensation committee members, CEO, and potentially the entire board, if the company has poor compensation practices. Vote AGAINST equity plans if the plan is a vehicle for poor compensation practices.

The following practices, while not exhaustive, are examples of poor compensation practices that may warrant withhold vote recommendations:

•                  Egregious employment contracts:

•                  Contracts containing multi-year guarantees for salary increases, bonuses and equity compensation;

•                  Excessive perks/tax reimbursements:

•                  Overly generous perquisites, which may include, but are not limited to the following: personal use of corporate aircraft, personal security systems maintenance and/or installation, car allowances;

•                  Reimbursement of income taxes on executive perquisites or other payments;

•                  Perquisites for former executives, such as car allowances, personal use of corporate aircraft or other inappropriate arrangements;

•                  Abnormally large bonus payouts without justifiable performance linkage or proper disclosure:

•                  Performance metrics that are changed canceled or replaced during the performance period without adequate explanation of the action and the link to performance;

•                  Egregious pension/SERP (supplemental executive retirement plan) payouts:

•                  Inclusion of additional years of service not worked that result in significant payouts;

•                  Inclusion of performance-based equity awards in the pension calculation;

•                  New CEO with overly generous new hire package:

•                  Excessive “make whole” provisions;

•                  Any of the poor pay practices listed in this policy;

•                  Excessive severance and/or change in control provisions:

•                 Inclusion of excessive change in control or severance payments, especially those with a multiple in excess of 3X cash pay;

•                 Payments upon an executive’s termination in connection with performance failure;

•                 Change in control payouts without loss of job or substantial diminution of job duties (single- triggered);

•                 New or materially amended employment or severance agreements that provide for modified single triggers,

under which an executive may voluntarily leave for any reason and still receive the change-in-control severance package;

•                 Liberal change in control definition in individual contracts or equity plans which could result in payments to executives without an actual change in control occurring;

•                  New or materially amended employment or severance agreements that provide for an excise tax gross-up. Modified gross-ups would be treated in the same manner as full gross-ups;

•                  Perquisites for former executives such as car allowances, personal use of corporate aircraft or other inappropriate arrangements;

•                  Dividends or dividend equivalents paid on unvested performance shares or units;

•                  Poor disclosure practices:

•                        Unclear explanation of how the CEO is involved in the pay setting process;

•                        Retrospective performance targets and methodology not discussed;

•                        Methodology for benchmarking practices and/or peer group not disclosed and explained;

•                 Internal Pay Disparity:

•                        Excessive differential between CEO total pay and that of next highest paid named executive officer (NEO);

•                 Options backdating (covered in a separate policy);

•                 Other excessive compensation payouts or poor pay practices at the company.

Specific Treatment of Certain Award Types in Equity Plan Evaluations:

Dividend Equivalent Rights

Options that have Dividend Equivalent Rights (DERs) associated with them will have a higher calculated award value than those without DERs under the binomial model, based on the value of these dividend streams. The higher value will be applied to new shares, shares available under existing plans, and shares awarded but not exercised per the plan specifications. DERS transfer more shareholder equity to employees and non-employee directors and this cost should be captured.

Liberal Share Recycling Provisions

Under net share counting provisions, shares tendered by an option holder to pay for the exercise of an option, shares withheld for taxes or shares repurchased by the company on the open market can be recycled back into the equity plan for awarding again. All awards with such provisions should be valued as full-value awards.

Stock-settled stock appreciation rights (SSARs) will also be considered as full-value awards if a company counts only the net shares issued to employees towards their plan reserve.

Operating Partnership (OP) units in Equity Plan analysis of Real Estate Investment Trusts (REITs)

For Real Estate Investment Trusts (REITS), include the common shares issuable upon conversion of outstanding Operating Partnership (OP) units in the share count for the purposes of determining: (1) market capitalization in the Shareholder Value Transfer (SVT) analysis and (2) shares outstanding in the burn rate analysis.

Option Overhang Cost

Companies with sustained positive stock performance and high overhang cost attributable to in-the-money options outstanding in excess of six years may warrant a carve-out of these options from the overhang as long as the dilution attributable to the new share request is reasonable and the company exhibits sound compensation practices. Consider, on a CASE-BY-CASE basis, a carve-out of a portion of cost attributable to overhang, considering the following criteria:

•                  Performance: Companies with sustained positive stock performance will merit greater scrutiny. Five- year total shareholder return (TSR), year-over-year performance, and peer performance could play a significant role in this determination.

•                  Overhang Disclosure: Assess whether optionees have held in-the-money options for a prolonged period (thus reflecting their confidence in the prospects of the company). Note that this assessment would require additional disclosure regarding a company’s overhang. Specifically, the following disclosure would be required:

•                        The number of in-the-money options outstanding in excess of six or more years with a corresponding weighted average exercise price and weighted average contractual remaining term;

•                        The number of all options outstanding less than six years and underwater options outstanding in excess of six years with a corresponding weighted average exercise price and weighted average contractual remaining term;

•                        The general vesting provisions of option grants; and

•                        The distribution of outstanding option grants with respect to the named executive officers;

•                  Dilution: Calculate the expected duration of the new share request in addition to all shares currently available for grant under the equity compensation program, based on the company’s three-year average burn rate (or a burn-rate commitment that the company makes for future years). The expected duration will be calculated by multiplying the company’s unadjusted (options and full-value awards accounted on a one-for-one basis) three-year average burn rate by the most recent fiscal year’s weighted average shares outstanding (as used in the company’s calculation of basic EPS) and divide the sum of the new share request and all available shares under the company’s equity compensation program by the product. For example, an expected duration in excess of five years could be considered problematic; and

•                  Compensation Practices: An evaluation of overall practices could include: (1) stock option repricing provisions, (2) high concentration ratios (of grants to top executives), or (3) additional practices outlined in the Poor Pay Practices policy.

Other Compensation Proposals and Policies

401 (k) Employee Benefit Plans

Vote FOR proposals to implement a 401(k) savings plan for employees.

Advisory Vote on Executive Compensation (Say-on-Pay) Management Proposals

Vote CASE-BY-CASE on management proposals for an advisory vote on executive compensation. Vote AGAINST these resolutions in cases where boards have failed to demonstrate good stewardship of investors’ interests regarding executive compensation practices. The following principles and factors should be considered:

1.                         The following five global principles apply to all markets:

•                  Maintain appropriate pay-for-performance alignment with emphasis on long-term shareholder value: This principle encompasses overall executive pay practices, which must be designed to attract, retain, and appropriately motivate the key employees who drive shareholder value creation over the long term. It will take into consideration, among other factors: the linkage between pay and performance; the mix between fixed and variable pay; performance goals; and equity-based plan costs;

•                  Avoid arrangements that risk “pay for failure”: This principle addresses the use and appropriateness of long or indefinite contracts, excessive severance packages, and guaranteed compensation;

•                 Maintain an independent and effective compensation committee: This principle promotes oversight of executive pay programs by directors with appropriate skills, knowledge, experience, and a sound process for compensation decision-making (e.g., including access to independent expertise and advice when needed);

•                 Provide shareholders with clear, comprehensive compensation disclosures: This principle underscores the importance of informative and timely disclosures that enable shareholders to evaluate executive pay practices fully and fairly;

•                 Avoid inappropriate pay to non-executive directors: This principle recognizes the interests of shareholders in ensuring that compensation to outside directors does not compromise their independence and ability to make appropriate judgments in overseeing managers’ pay and performance. At the market level, it may incorporate a variety of generally accepted best practices.

2.                         For U.S. companies, vote CASE-BY-CASE considering the following factors in the context of each company’s specific circumstances and the board’s disclosed rationale for its practices:

Relative Considerations:

•                  Assessment of performance metrics relative to business strategy, as discussed and explained in the CD&A;

•                  Evaluation of peer groups used to set target pay or award opportunities;

•                  Alignment of company performance and executive pay trends over time (e.g., performance down: pay down);

•                  Assessment of disparity between total pay of the CEO and other Named Executive Officers (NEOs). Design

Considerations:

•                  Balance of fixed versus performance-driven pay;

•                  Assessment of excessive practices with respect to perks, severance packages, supplemental executive pension plans, and burn rates.

Communication Considerations:

•                 Evaluation of information and board rationale provided in CD&A about how compensation is determined (e.g., why certain elements and pay targets are used, and specific incentive plan goals, especially retrospective goals);

•                  Assessment of board’s responsiveness to investor input and engagement on compensation issues (e.g., in responding to majority-supported shareholder proposals on executive pay topics).

Director Compensation

Vote CASE-BY-CASE on compensation plans for non-employee directors, based on the cost of the plans against the company’s allowable cap.

On occasion, director stock plans that set aside a relatively small number of shares when combined with employee or executive stock compensation plans will exceed the allowable cap. Vote for the plan if ALL of the following qualitative factors in the board’s compensation are met and disclosed in the proxy statement:

•                  Director stock ownership guidelines with a minimum of three times the annual cash retainer.

•                  Vesting schedule or mandatory holding/deferral period:

•                        A minimum vesting of three years for stock options or restricted stock; or

•                        Deferred stock payable at the end of a three-year deferral period.

•                  Mix between cash and equity:

•                        A balanced mix of cash and equity, for example 40% cash/60% equity or 50% cash/50% equity; or

•                        If the mix is heavier on the equity component, the vesting schedule or deferral period should be more stringent, with the lesser of five years or the term of directorship.

•                  No retirement/benefits and perquisites provided to non-employee directors; and

•                  Detailed disclosure provided on cash and equity compensation delivered to each non-employee director for the most recent fiscal year in a table. The column headers for the table may include the following: name of each non-employee director, annual retainer, board meeting fees, committee retainer, committee-meeting fees, and equity grants.

Director Retirement Plans

Vote AGAINST retirement plans for non-employee directors.

Vote FOR shareholder proposals to eliminate retirement plans for non-employee directors.

Employee Stock Ownership Plans (ESOPs)

Vote FOR proposals to implement an ESOP or increase authorized shares for existing ESOPs, unless the number of shares allocated to the ESOP is excessive (more than five percent of outstanding shares).

Employee Stock Purchase Plans—Qualified Plans

Vote CASE-BY-CASE on qualified employee stock purchase plans. Vote FOR employee stock purchase plans where all of the following apply:

•                  Purchase price is at least 85 percent of fair market value;

•                  Offering period is 27 months or less; and

•                  The number of shares allocated to the plan is ten percent or less of the outstanding shares.

Vote AGAINST qualified employee stock purchase plans where any of the following apply:

•                 Purchase price is less than 85 percent of fair market value; or

•                 Offering period is greater than 27 months; or

•                  The number of shares allocated to the plan is more than ten percent of the outstanding shares.

Employee Stock Purchase Plans— Non-Qualified Plans

Vote CASE-by-CASE on nonqualified employee stock purchase plans. Vote FOR nonqualified employee stock purchase plans with all the following features:

•                  Broad-based participation (i.e., all employees of the company with the exclusion of individuals with 5 percent or more of beneficial ownership of the company);

•                 Limits on employee contribution, which may be a fixed dollar amount or expressed as a percent of base salary;

•                 Company matching contribution up to 25 percent of employee’s contribution, which is effectively a discount of 20 percent from market value;

•                 No discount on the stock price on the date of purchase since there is a company matching contribution.

Vote AGAINST nonqualified employee stock purchase plans when any of the plan features do not meet the above criteria. If the company matching contribution exceeds 25 percent of employee’s contribution, evaluate the cost of the plan against its allowable cap.

Incentive Bonus Plans and Tax Deductibility Proposals (OBRA-Related Compensation Proposals)

Vote FOR proposals that simply amend shareholder-approved compensation plans to include administrative features or place a cap on the annual grants any one participant may receive to comply with the provisions of Section 162(m) of the Internal Revenue Code.

Vote FOR proposals to add performance goals to existing compensation plans to comply with the provisions of Section 162(m) unless they are clearly inappropriate.

Votes to amend existing plans to increase shares reserved and to qualify for favorable tax treatment under the provisions of Section 162(m) are considered on a CASE-BY-CASE basis using a proprietary, quantitative model developed by RMG.

Generally vote FOR cash or cash and stock bonus plans that are submitted to shareholders for the purpose of exempting compensation from taxes under the provisions of Section 162(m) if no increase in shares is requested.

Vote AGAINST proposals if the compensation committee does not fully consist of independent outsiders, as defined in RMG’s classification of director independence.

Options Backdating

In cases where a company has practiced options backdating, vote AGAINST or WITHHOLD on a CASE-BY-CASE basis from the members of the compensation committee, depending on the severity of the practices and the subsequent corrective actions on the part of the board. Vote AGAINST or WITHHOLD from the compensation committee members who oversaw the questionable options grant practices or from current compensation committee members who fail to respond to the issue proactively, depending on several factors, including, but not limited to:

•                  Reason and motive for the options backdating issue, such as inadvertent vs. deliberate grant date changes;

•                  Length of time of options backdating;

•                  Size of restatement due to options backdating;

•                  Corrective actions taken by the board or compensation committee, such as canceling or repricing backdated options, or recoupment of option gains on backdated grants;

•                 Adoption of a grant policy that prohibits backdating, and creation of a fixed grant schedule or window period for equity grants going forward.

Option Exchange Programs/Repricing Options

Vote CASE-by-CASE on management proposals seeking approval to exchange/reprice options taking into consideration:

•                  Historic trading patterns—the stock price should not be so volatile that the options are likely to be back “in-the-money” over the near term;

•                  Rationale for the re-pricing—was the stock price decline beyond management’s control?

•                  Is this a value-for-value exchange?

•                  Are surrendered stock options added back to the plan reserve?

•                  Option vesting—does the new option vest immediately or is there a black-out period?

•                  Term of the option—the term should remain the same as that of the replaced option;

•                  Exercise price—should be set at fair market or a premium to market;

•                  Participants—executive officers and directors should be excluded.

If the surrendered options are added back to the equity plans for re-issuance, then also take into consideration the company’s total cost of equity plans and its three-year average burn rate.

In addition to the above considerations, evaluate the intent, rationale, and timing of the repricing proposal.  The proposal should clearly articulate why the board is choosing to conduct an exchange program at this point in time. Repricing underwater options after a recent precipitous drop in the company’s stock price demonstrates poor timing. Repricing after a recent decline in stock price triggers additional scrutiny and a potential AGAINST vote on the proposal. At a minimum, the decline should not have happened within the past year. Also, consider the terms of the surrendered options, such as the grant date, exercise price and vesting schedule. Grant dates of surrendered options should be far enough back (two to three years) so as not to suggest that repricings are being done to take advantage of short-term downward price movements. Similarly, the exercise price of surrendered options should be above the 52-week high for the stock price.

Vote FOR shareholder proposals to put option repricings to a shareholder vote.

Stock Plans in Lieu of Cash

Vote CASE-by-CASE on plans that provide participants with the option of taking all or a portion of their cash compensation in the form of stock.

Vote FOR non-employee director-only equity plans that provide a dollar-for-dollar cash-for-stock exchange.

Vote CASE-by-CASE on plans which do not provide a dollar-for-dollar cash for stock exchange. In cases where the exchange is not dollar-for-dollar, the request for new or additional shares for such equity program will be considered using the binomial option pricing model. In an effort to capture the total cost of total compensation, RMG will not make any adjustments to carve out the in-lieu-of cash compensation.

Transfer Stock Option (TSO) Programs

One-time Transfers: Vote AGAINST or WITHHOLD from compensation committee members if they fail to submit one-time transfers to shareholders for approval.

Vote CASE-BY-CASE on one-time transfers. Vote FOR if:

•                 Executive officers and non-employee directors are excluded from participating;

•                 Stock options are purchased by third-party financial institutions at a discount to their fair value using option pricing models such as Black-Scholes or a Binomial Option Valuation or other appropriate financial models;

•                 There is a two-year minimum holding period for sale proceeds (cash or stock) for all participants.

Additionally, management should provide a clear explanation of why options are being transferred to a third- party institution and whether the events leading up to a decline in stock price were beyond management’s control. A review of the company’s historic stock price volatility should indicate if the options are likely to be back “in-the-money” over the near term.

Ongoing TSO program: Vote AGAINST equity plan proposals if the details of ongoing TSO programs are not provided to shareholders. Since TSOs will be one of the award types under a stock plan, the ongoing TSO program, structure and mechanics must be disclosed to shareholders. The specific criteria to be considered in evaluating these proposals include, but not limited, to the following:

•                 Eligibility;

•                 Vesting;

•                 Bid-price;

•                 Term of options;

•                 Cost of the program and impact of the TSOs on company’s total option expense

•                 Option repricing policy.

Amendments to existing plans that allow for introduction of transferability of stock options should make clear that only options granted post-amendment shall be transferable.

Shareholder Proposals on Compensation

Advisory Vote on Executive Compensation (Say-on-Pay)

Generally, vote FOR shareholder proposals that call for non-binding shareholder ratification of the compensation of the Named Executive Officers and the accompanying narrative disclosure of material factors provided to understand the Summary Compensation Table.

Bailout Bill/Executive Compensation Resolutions

Vote on a CASE-BY-CASE on shareholder proposals that call for the imposition of compensation limits at companies that are participating in the Capital Purchase Program established under the Troubled Asset Relief Program (TARP). Limits under the proposal include an emphasis on performance-vested equity awards, cap on bonus compensation, equity retention requirements, limits on retirement and severance benefits.

While there are components of the program RMG would not support on a stand-alone basis, we consider the proposal to be a symbolic call on companies receiving this relief to adhere to higher compensation standards, a number of which were proposed in earlier drafts of the legislation. As such, the following factors will be taken into account:

•                 The absence of evidence that the Compensation Committee has taken substantial steps to review practices to reflect the dramatically different circumstances of the current environment, including the optics of maintaining former practices while taking tax-payer moneys.

•                 Problematic pay practices, current and past, particularly those which shareholders believe may have promoted a risk-taking environment that was ultimately in the detriment of shareholders’ long-term interests.

Compensation Consultants- Disclosure of Board or Company’s Utilization

Generally vote FOR shareholder proposals seeking disclosure regarding the Company, Board, or Compensation Committee’s use of compensation consultants, such as company name, business relationship(s) and fees paid.

Disclosure/Setting Levels or Types of Compensation for Executives and Directors

Generally, vote FOR shareholder proposals seeking additional disclosure of executive and director pay information, provided the information requested is relevant to shareholders’ needs, would not put the company at a competitive disadvantage relative to its industry, and is not unduly burdensome to the company.

Vote AGAINST shareholder proposals seeking to set absolute levels on compensation or otherwise dictate the amount or form of compensation.

Vote AGAINST shareholder proposals requiring director fees be paid in stock only.

Vote CASE-BY-CASE on all other shareholder proposals regarding executive and director pay, taking into account company performance, pay level versus peers, pay level versus industry, and long-term corporate outlook.

Golden Coffins/Executive Death Benefits

Generally vote FOR proposals calling companies to adopt a policy of obtaining shareholder approval for any future agreements and corporate policies that could oblige the company to make payments or awards following the death of a senior executive in the form of unearned salary or bonuses, accelerated vesting or the continuation in force of unvested equity grants, perquisites and other payments or awards made in lieu of compensation. This would not apply to any benefit programs or equity plan proposals that the broad-based employee population is eligible.

Pay for Superior Performance

Generally vote FOR shareholder proposals based on a case-by-case analysis that requests the board establish a pay-for-superior performance standard in the company’s executive compensation plan for senior executives.

The proposal has the following principles:

•                  Sets compensation targets for the Plan’s annual and long-term incentive pay components at or below the peer group median;

•                  Delivers a majority of the Plan’s target long-term compensation through performance-vested, not simply time-vested, equity awards;

•                  Provides the strategic rationale and relative weightings of the financial and non-financial performance metrics or criteria used in the annual and performance-vested long-term incentive components of the plan;

•                  Establishes performance targets for each plan financial metric relative to the performance of the company’s peer companies;

•                  Limits payment under the annual and performance-vested long-term incentive components of the plan to when the company’s performance on its selected financial performance metrics exceeds peer group median performance.

Consider the following factors in evaluating this proposal:

•                  What aspects of the company’s annual and long-term equity incentive programs are performance driven?

•                  If the annual and long-term equity incentive programs are performance driven, are the performance criteria and hurdle rates disclosed to shareholders or are they benchmarked against a disclosed peer group?

•                  Can shareholders assess the correlation between pay and performance based on the current disclosure?

•                  What type of industry and stage of business cycle does the company belong to?

Performance-Based Awards

Vote CASE-BY-CASE on shareholder proposal requesting that a significant amount of future long-term incentive compensation awarded to senior executives shall be performance-based and requesting that the board adopt and disclose challenging performance metrics to shareholders, based on the following analytical steps:

•                 First, vote FOR shareholder proposals advocating the use of performance-based equity awards, such as performance contingent options or restricted stock, indexed options or premium-priced options, unless the proposal is overly restrictive or if the company has demonstrated that it is using a “substantial” portion of performance-based awards for its top executives. Standard stock options and performance- accelerated awards do not meet the criteria to be considered as performance-based awards. Further, premium-priced options should have a premium of at least 25 percent and higher to be considered performance-based awards.

•                 Second, assess the rigor of the company’s performance-based equity program. If the bar set for the performance-based program is too low based on the company’s historical or peer group comparison, generally vote FOR the proposal. Furthermore, if target performance results in an above target payout, vote FOR the shareholder proposal due to program’s poor design. If the company does not disclose the performance metric of the performance-based equity program, vote FOR the shareholder proposal regardless of the outcome of the first step to the test.

In general, vote FOR the shareholder proposal if the company does not meet both of the above two steps.

Pension Plan Income Accounting

Generally vote FOR shareholder proposals to exclude pension plan income in the calculation of earnings used in determining executive bonuses/compensation.

Pre-Arranged Trading Plans (10b5-1 Plans)

Generally vote FOR shareholder proposals calling for certain principles regarding the use of prearranged trading plans (10b5-1 plans) for executives. These principles include:

•                  Adoption, amendment, or termination of a 10b5-1 Plan must be disclosed within two business days in a Form 8-K;

•                  Amendment or early termination of a 10b5-1 Plan is allowed only under extraordinary circumstances, as determined by the board;

•                  Ninety days must elapse between adoption or amendment of a 10b5-1 Plan and initial trading under the plan;

•                  Reports on Form 4 must identify transactions made pursuant to a 10b5-1 Plan;

•                  An executive may not trade in company stock outside the 10b5-1 Plan.

•                  Trades under a 10b5-1 Plan must be handled by a broker who does not handle other securities transactions for the executive.

Recoup Bonuses

Vote on a CASE-BY-CASE on proposals to recoup unearned incentive bonuses or other incentive payments made to senior executives if it is later determined that the figures upon which incentive compensation is earned later turn out to have been in error. This is line with the clawback provision in the Trouble Asset Relief Program.

Many companies have adopted policies that permit recoupment in cases where fraud, misconduct, or negligence significantly contributed to a restatement of financial results that led to the awarding of unearned incentive compensation. RMG will take into consideration:

•                  If the company has adopted a formal recoupment bonus policy;

•                  If the company has chronic restatement history or material financial problems; or

•                  If the company’s policy substantially addresses the concerns raised by the proponent.

Severance Agreements for Executives/Golden Parachutes

Vote FOR shareholder proposals requiring that golden parachutes or executive severance agreements be submitted for shareholder ratification, unless the proposal requires shareholder approval prior to entering into employment contracts.

Vote on a CASE-BY-CASE basis on proposals to ratify or cancel golden parachutes. An acceptable parachute should include, but is not limited to, the following:

•                 The triggering mechanism should be beyond the control of management;

•                 The amount should not exceed three times base amount (defined as the average annual taxable W-2 compensation during the five years prior to the year in which the change of control occurs;

•                  Change-in-control payments should be double-triggered, i.e., (1) after a change in control has taken place, and (2) termination of the executive as a result of the change in control. Change in control is defined as a change in the company ownership structure.

Share Buyback Holding Periods

Generally vote AGAINST shareholder proposals prohibiting executives from selling shares of company stock during periods in which the company has announced that it may or will be repurchasing shares of its stock. Vote FOR the proposal when there is a pattern of abuse by executives exercising options or selling shares during periods of share buybacks.

Stock Ownership or Holding Period Guidelines

Generally vote AGAINST shareholder proposals that mandate a minimum amount of stock that directors must own in order to qualify as a director or to remain on the board. While RMG favors stock ownership on the part of directors, the company should determine the appropriate ownership requirement.

Vote on a CASE-BY-CASE on shareholder proposals asking companies to adopt policies requiring Named Executive Officers to retain 75% of the shares acquired through compensation plans while employed and/or for two years following the termination of their employment, and to report to shareholders regarding this policy.

The following factors will be taken into account:

•                  Whether the company has any holding period, retention ratio, or officer ownership requirements in place. These should consist of:

•                        Rigorous stock ownership guidelines, or

•                        A holding period requirement coupled with a significant long-term ownership requirement, or

•                        A meaningful retention ratio,

•                  Actual officer stock ownership and the degree to which it meets or exceeds the proponent’s suggested holding period/retention ratio or the company’s own stock ownership or retention requirements.

•                  Problematic pay practices, current and past, which may promote a short-term versus a long-term focus.

A rigorous stock ownership guideline should be at least 10x base salary for the CEO, with the multiple declining for other executives. A meaningful retention ratio should constitute at least 50 percent of the stock received from equity awards (on a net proceeds basis) held on a long-term basis, such as the executive’s tenure with the company or even a few years past the executive’s termination with the company.

Supplemental Executive Retirement Plans (SERPs)

Generally vote FOR shareholder proposals requesting to put extraordinary benefits contained in SERP agreements to a shareholder vote unless the company’s executive pension plans do not contain excessive benefits beyond what is offered under employee-wide plans.

Generally vote FOR shareholder proposals requesting to limit the executive benefits provided under the company’s supplemental executive retirement plan (SERP) by limiting covered compensation to a senior executive’s annual salary and excluding of all incentive or bonus pay from the plan’s definition of covered compensation used to establish such benefits.

Termination of Employment Prior to Severance Payment and Eliminating Accelerated Vesting of Unvested Equity

Vote on a CASE-by-CASE on shareholder proposals seeking a policy requiring termination of employment prior to severance payment, and eliminating accelerated vesting of unvested equity. Change-in-control payouts without loss of job or substantial diminution of job duties (single-triggered) are consider a poor pay practice under RMG policy, and may even result in withheld votes from compensation committee members. The second component of this proposal — related to the elimination of accelerated vesting — requires more careful consideration. The following factors will be taken into regarding this policy.

•                  The company’s current treatment of equity in change-of-control situations (i.e. is it double triggered, does it allow for the assumption of equity by acquiring company, the treatment of performance shares.

•                  Current employment agreements, including potential poor pay practices such as gross-ups embedded in those agreements.

Tax Gross-Up Proposals

Generally vote FOR proposals calling for companies to adopt a policy of not providing tax gross-up payments to executives, except in situations where gross-ups are provided pursuant to a plan, policy, or arrangement applicable to management employees of the company, such as a relocation or expatriate tax equalization policy.

9.  Corporate Social Responsibility (CSR) Issues

Overall Approach

When evaluating social and environmental shareholder proposals, RMG considers the following factors:

•                  Whether adoption of the proposal is likely to enhance or protect shareholder value;

•                  Whether the information requested concerns business issues that relate to a meaningful percentage of the company’s business as measured by sales, assets, and earnings;

•                 The degree to which the company’s stated position on the issues raised in the proposal could affect its reputation or sales, or leave it vulnerable to a boycott or selective purchasing;

•                  Whether the issues presented are more appropriately/effectively dealt with through governmental or company-specific action;

•                  Whether the company has already responded in some appropriate manner to the request embodied in the proposal;

•                  Whether the company’s analysis and voting recommendation to shareholders are persuasive;

•                  What other companies have done in response to the issue addressed in the proposal;

•                  Whether the proposal itself is well framed and the cost of preparing the report is reasonable;

•                  Whether implementation of the proposal’s request would achieve the proposal’s objectives;

•                  Whether the subject of the proposal is best left to the discretion of the board;

•                  Whether the requested information is available to shareholders either from the company or from a publicly available source; and

•                  Whether providing this information would reveal proprietary or confidential information that would place the company at a competitive disadvantage.

Animal Welfare

Animal Testing

Generally vote AGAINST proposals to phase out the use of animals in product testing unless:

•                  The company is conducting animal testing programs that are unnecessary or not required by regulation;

•                  The company is conducting animal testing when suitable alternatives are commonly accepted and used at industry peers; or

•                  There are recent, significant fines or litigation related to the company’s treatment of animals.

Animal Welfare Policies

Generally vote FOR proposals seeking a report on the company’s animal welfare standards unless:

•                 The company has already published a set of animal welfare standards and monitors compliance;

•                  The company’s standards are comparable to industry peers; and

•                  There are no recent, significant fines or litigation related to the company’s treatment of animals.

Controlled Atmosphere Killing (CAK)

Generally vote AGAINST proposals requesting the implementation of CAK methods at company and/or supplier operations unless such methods are required by legislation or generally accepted as the industry standard.

Vote CASE-BY-CASE on proposals requesting a report on the feasibility of implementing CAK methods at company and/or supplier operations considering the availability of existing research conducted by the company or industry groups on this topic and any fines or litigation related to current animal processing procedures at the company.

Consumer Issues

Genetically Modified Ingredients

Generally vote AGAINST proposals asking suppliers, genetic research companies, restaurants and food retail companies to voluntarily label genetically engineered (GE) ingredients in their products and/or eliminate GE ingredients. The cost of labeling and/or phasing out the use of GE ingredients may not be commensurate with the benefits to shareholders and is an issue better left to regulators.

Vote CASE-BY-CASE on proposals asking for a report on the feasibility of labeling products containing GE ingredients taking into account:

•                 The company’s business and the proportion of it affected by the resolution;

•                 The quality of the company’s disclosure on GE product labeling, related voluntary initiatives, and how this disclosure compares with industry peer disclosure; and

•                 Company’s current disclosure on the feasibility of GE product labeling, including information on the related costs.

Generally vote AGAINST proposals seeking a report on the social, health, and environmental effects of genetically modified organisms (GMOs). Studies of this sort are better undertaken by regulators and the scientific community.

Generally vote AGAINST proposals to completely phase out GE ingredients from the company’s products or proposals asking for reports outlining the steps necessary to eliminate GE ingredients from the company’s products. Such resolutions presuppose that there are proven health risks to GE ingredients (an issue better left to regulators) that may outweigh the economic benefits derived from biotechnology.

Consumer Lending

Vote CASE-BY CASE on requests for reports on the company’s lending guidelines and procedures taking into account:

•                  Whether the company has adequately disclosed mechanisms in place to prevent abusive lending practices;

•                  Whether the company has adequately disclosed the financial risks of the lending products in question;

•                  Whether the company has been subject to violations of lending laws or serious lending controversies;

•                 Peer companies’ policies to prevent abusive lending practices.

Pharmaceutical Pricing, Access to Medicines, and Product Reimportation

Generally vote AGAINST proposals requesting that companies implement specific price restraints on pharmaceutical products unless the company fails to adhere to legislative guidelines or industry norms in its product pricing.

Vote CASE-BY-CASE on proposals requesting that the company evaluate report on their product pricing policies or their access to medicine policies, considering:

•                  The nature of the company’s business and the potential for reputational and market risk exposure;

•                 The existing disclosure of relevant policies;

•                 Deviation from established industry norms;

•                 The company’s existing, relevant initiatives to provide research and/or products to disadvantaged consumers;

•                 Whether the proposal focuses on specific products or geographic regions; and

•                 The potential cost and scope of the requested report.

Generally vote FOR proposals requesting that companies report on the financial and legal impact of their prescription drug reimportation policies unless such information is already publicly disclosed.

Generally vote AGAINST proposals requesting that companies adopt specific policies to encourage or constrain prescription drug reimportation. Such matters are more appropriately the province of legislative activity and may place the company at a competitive disadvantage relative to its peers.

Product Safety and Toxic/Hazardous Materials

Generally vote FOR proposals requesting the company to report on its policies, initiatives/procedures, and oversight mechanisms related to toxic/hazardous materials or product safety in its supply chain, unless:

•                  The company already discloses similar information through existing reports such as a Supplier Code of Conduct and/or a sustainability report;

•                  The company has formally committed to the implementation of a toxic/hazardous materials and/or product safety and supply chain reporting and monitoring program based on industry norms or similar standards within a specified time frame; and

•                  The company has not been recently involved in relevant significant controversies, significant fines, or litigation.

Vote CASE-BY-CASE on resolutions requesting that companies develop a feasibility assessment to phase-out of certain toxic/hazardous materials, or evaluate and disclose the potential financial and legal risks associated with utilizing certain materials, considering:

•                 The company’s current level of disclosure regarding its product safety policies, initiatives and oversight mechanisms.

•                 Current regulations in the markets in which the company operates; and

•                 Recent significant controversies, litigation, or fines stemming from toxic/hazardous materials at the company.

Generally vote AGAINST resolutions requiring that a company reformulate its products.

Tobacco

Vote CASE-BY-CASE on resolutions regarding the advertisement of tobacco products, considering:

•                  Recent related fines, controversies, or significant litigation;

•                  Whether the company complies with relevant laws and regulations on the marketing of tobacco;

•                 Whether the company’s advertising restrictions deviate from those of industry peers;

•                  Whether the company entered into the Master Settlement Agreement, which restricts marketing of tobacco to youth;

•                  Whether restrictions on marketing to youth extend to foreign countries. Vote

CASE-BY-CASE on proposals regarding second-hand smoke, considering;

•                  Whether the company complies with all laws and regulations;

•                  The degree that voluntary restrictions beyond those mandated by law might hurt the company’s competitiveness;

•                  The risk of any health-related liabilities.

Generally vote AGAINST resolutions to cease production of tobacco-related products, to avoid selling products to tobacco companies, to spin-off tobacco-related businesses, or prohibit investment in tobacco equities. Such business decisions are better left to company management or portfolio managers.

Generally vote AGAINST proposals regarding tobacco product warnings. Such decisions are better left to public health authorities.

Diversity

Board Diversity

Generally vote FOR reports on the company’s efforts to diversify the board, unless:

•                  The board composition is reasonably inclusive in relation to companies of similar size and business; or

•                  The board already reports on its nominating procedures and diversity initiatives.

Generally vote AGAINST proposals that would call for the adoption of specific committee charter language regarding diversity initiatives unless the company fails to publicly disclose existing equal opportunity or non- discrimination policies.

Vote CASE-BY-CASE on proposals asking the company to increase the representation of women and minorities on the board, taking into account:

•                 The degree of board diversity;

•                 Comparison with peer companies;

•                 Established process for improving board diversity;

•                 Existence of independent nominating committee;

•                 Use of outside search firm;

•                 History of EEO violations.

Equality of Opportunity

Generally vote FOR proposals requesting a company disclose its diversity policies or initiatives, or proposals requesting disclosure of a company’s comprehensive workforce diversity data, including requests for EEO-1 data, unless:

•                 The company publicly discloses its comprehensive equal opportunity policies and initiatives;

•                 The company already publicly discloses comprehensive workforce diversity data; and

•                 The company has no recent significant EEO-related violations or litigation.

Generally vote AGAINST proposals seeking information on the diversity efforts of suppliers and service providers. Such requests may pose a significant cost and administration burden on the company.

Gender Identity, Sexual Orientation, and Domestic Partner Benefits

Generally vote FOR proposals seeking to amend a company’s EEO statement or diversity policies to prohibit discrimination based on sexual orientation and/or gender identity, unless the change would result in excessive costs for the company.

Generally vote AGAINST proposals to extend company benefits to, or eliminate benefits from domestic partners. Decisions regarding benefits should be left to the discretion of the company.

Climate Change and the Environment

Climate Change

Generally vote FOR resolutions requesting that a company disclose information on the impact of climate change on the company’s operations and investments considering:

•                  The company already provides current, publicly-available information on the impacts that climate change may have on the company as well as associated company policies and procedures to address related risks and/or opportunities;

•                  The company’s level of disclosure is at least comparable to that of industry peers; and

•                  There are no significant, controversies, fines, penalties, or litigation associated with the company’s environmental performance.

Concentrated Animal Feeding Operations (CAFOs)

Generally vote FOR resolutions requesting companies report to shareholders on the risks and liabilities associated with CAFOs unless:

•                  The company has publicly disclosed its environmental management policies for its corporate and contract farming operations, including compliance monitoring; and

•                  The company publicly discloses company and supplier farm environmental performance data; or

•                  The company does not have company-owned CAFOs and does not directly source from contract farm CAFOs.

Energy Efficiency

Generally vote FOR on proposals requesting a company report on its comprehensive energy efficiency policies, unless:

•                  The company complies with applicable energy efficiency regulations and laws, and discloses its participation in energy efficiency policies and programs, including disclosure of benchmark data, targets, and performance measures; or

•                  The proponent requests adoption of specific energy efficiency goals within specific timelines.

Facility and Operational Safety/Security

Vote CASE-BY-CASE on resolutions requesting that companies report on safety and/or security risks associated with their operations and/or facilities, considering:

•                 The company’s compliance with applicable regulations and guidelines;

•                 The company’s current level of disclosure regarding its security and safety policies, procedures, and compliance monitoring; and,

•                 The existence of recent, significant violations, fines, or controversy regarding the safety and security of the company’s operations and/or facilities.

Greenhouse Gas (GHG) Emissions

Generally vote FOR proposals requesting a report on greenhouse gas emissions from company operations and/or products, unless:

•                  The company already provides current, publicly-available information on the impacts that greenhouse gas emissions may have on the company as well as associated company policies and procedures to address related risks and/or opportunities;

•                  The company’s level of disclosure is at least comparable to that of industry peers; and

•                  There are no significant, controversies, fines, penalties, or litigation associated with the company’s greenhouse gas emissions.

Generally vote AGAINST proposals that call for reduction in greenhouse gas emissions by specific amounts or within a specific time frame, unless:

•                  The company lags behind industry standards; and,

•                  The company has been the subject of recent, significant violations, fines, litigation, or controversy related to greenhouse gas emissions.

Operations in Protected Areas

Generally vote FOR requests for reports on potential environmental damage as a result of company operations in protected regions unless:

•                  Operations in the specified regions are not permitted by current laws or regulations;

•                  The company does not currently have operations or plans to develop operations in these protected regions; or,

•                  The company’s disclosure of its operations and environmental policies in these regions is comparable to industry peers.

Recycling

Vote CASE-BY-CASE on proposals to adopt a comprehensive recycling strategy, taking into account:

•                  The nature of the company’s business;

•                  The extent that peer companies are recycling;

•                  The timetable prescribed by the proposal and the costs and methods of implementation;

•                  Whether the company has a poor environmental track record, such as violations of applicable regulations.

Renewable Energy

Generally vote FOR requests for reports on the feasibility of developing renewable energy resources unless the report is duplicative of existing disclosure or irrelevant to the company’s line of business.

Generally vote AGAINST proposals requesting that the company invest in renewable energy resources. Such decisions are best left to management’s evaluation of the feasibility and financial impact that such programs may have on the company.

General Corporate Issues

Charitable Contributions

Vote AGAINST proposals restricting the company from making charitable contributions. Charitable contributions are generally useful for assisting worthwhile causes and for creating goodwill in the community. In the absence of bad faith, self-dealing, or gross negligence, management should determine which, and if, contributions are in the best interests of the company.

CSR Compensation-Related Proposals

Vote CASE-BY-CASE on proposals to report on ways of linking executive compensation to non-financial criteria, such as corporate downsizings, customer or employee satisfaction, community involvement, human rights, environmental performance, or predatory lending. Such resolutions should be evaluated in the context of:

•                  The relevance of the non-financial criteria in question to the company;

•                  The degree to which non-financial criteria are already included in the company’s executive compensation structure and publicly disclosed;

•                  The degree to which non-financial criteria are used by industry peers in setting executive compensation;

•                  Significant company violations or controversies associated with social and/or environmental performance or compensation practices;

•                  The company’s current level of disclosure regarding environmental and social performance;

•                  Independence of the compensation committee;

Generally vote AGAINST proposals to link executive compensation to non-financial criteria, such as corporate downsizings, customer or employee satisfaction, community involvement, human rights, environmental performance, and predatory lending.

Generally vote AGAINST proposals calling for an analysis of the pay disparity between corporate executives and other employees. Such comparisons may be arbitrary in nature and/or provide information of limited value to shareholders.

Health Pandemics

Vote CASE-BY-CASE on requests for reports outlining the impact of health pandemics (such as HIV/AIDS, Malaria, Tuberculosis, and Avian Flu) on the company’s operations and how the company is responding to the situation, taking into account:

•                  The scope of the company’s operations in the affected/relevant area(s);

•                  The company’s existing healthcare policies, including benefits and healthcare access; and

•                 Company donations to relevant healthcare providers.

Vote AGAINST proposals asking companies to establish, implement, and report on a standard of response to health pandemics (such as HIV/AIDS, Malaria, Tuberculosis, and Avian Flu), unless the company has significant operations in the affected markets and has failed to adopt policies and/or procedures to address these issues comparable to those of industry peers.

Lobbying Expenditures/Initiatives

Vote CASE-BY-CASE on proposals requesting information on a company’s lobbying initiatives, considering:

•                  Significant controversies, fines, or litigation surrounding a company’s public policy activities,

•                  The company’s current level of disclosure on lobbying strategy, and

•                  The impact that the policy issue may have on the company’s business operations.

Political Contributions and Trade Associations Spending

Generally vote AGAINST proposals asking the company to affirm political nonpartisanship in the workplace so long as:

•                  There are no recent, significant controversies, fines or litigation regarding the company’s political contributions or trade association spending; and

•                  The company has procedures in place to ensure that employee contributions to company-sponsored political action committees (PACs) are strictly voluntary and prohibits coercion.

Vote AGAINST proposals to publish in newspapers and public media the company’s political contributions. Such publications could present significant cost to the company without providing commensurate value to shareholders.

Vote CASE-BY-CASE on proposals to improve the disclosure of a company’s political contributions and trade association spending considering:

•                  Recent significant controversy or litigation related to the company’s political contributions or governmental affairs; and,

•                  The public availability of a company policy on political contributions and trade association spending including information on the types of organizations supported, the business rationale for supporting these organizations, and the oversight and compliance procedures related to such expenditures of corporate assets.

Vote AGAINST proposals barring the company from making political contributions. Businesses are affected by legislation at the federal, state, and local level and barring political contributions can put the company at a competitive disadvantage.

Vote AGAINST proposals asking for a list of company executives, directors, consultants, legal counsels, lobbyists, or investment bankers that have prior government service and whether such service had a bearing on the business of the company. Such a list would be burdensome to prepare without providing any meaningful information to shareholders.

International Issues, Labor Issues, and Human Rights

Community Social and Environmental Impact Assessments

Vote CASE-BY-CASE on requests for reports outlining policies and/or the potential (community) social and/or environmental impact of company operations considering:

•                  Current disclosure of applicable policies and risk assessment report(s) and risk management procedures;

•                  The impact of regulatory non-compliance, litigation, remediation, or reputational loss that may be associated with failure to manage the company’s operations in question, including the management of relevant community and stakeholder relations;

•                  The nature, purpose, and scope of the company’s operations in the specific region(s);

•                  The degree to which company policies and procedures are consistent with industry norms; and

•                  Scope of the resolution.

•                  Foreign Military Sales/Offsets

Vote AGAINST reports on foreign military sales or offsets. Such disclosures may involve sensitive and confidential information. Moreover, companies must comply with government controls and reporting on foreign military sales.

Internet Privacy and Censorship

Vote CASE-BY-CASE on resolutions requesting the disclosure and implementation of Internet privacy and censorship policies and procedures considering:

•                  The level of disclosure of company policies and procedures relating to privacy, freedom of speech, Internet censorship, and government monitoring of the Internet;

•                  Engagement in dialogue with governments and/or relevant groups with respect to the Internet and the free flow of information;

•                  The scope of business involvement and of investment in markets that maintain government censorship or monitoring of the Internet;

•                  The market-specific laws or regulations applicable to Internet censorship or monitoring that may be imposed on the company; and,

•                  The level of controversy or litigation related to the company’s international human rights policies and procedures.

Labor and Human Rights Standards

Generally vote FOR proposals requesting a report on company or company supplier labor and/or human rights standards and policies unless such information is already publicly disclosed.

Vote CASE-BY-CASE on proposals to implement company or company supplier labor and/or human rights standards and policies, considering:

•                  The degree to which existing relevant policies and practices are disclosed;

•                  Whether or not existing relevant policies are consistent with internationally recognized standards;

•                 Whether company facilities and those of its suppliers are monitored and how;

•                 Company participation in fair labor organizations or other internationally recognized human rights initiatives;

•                 Scope and nature of business conducted in markets known to have higher risk of workplace labor/human rights abuse;

•                 Recent, significant company controversies, fines, or litigation regarding human rights at the company or its suppliers;

•                 The scope of the request; and

•                 Deviation from industry sector peer company standards and practices.

MacBride Principles

Generally vote AGAINST proposals to endorse or increase activity on the MacBride Principles, unless:

•                 The company has formally been found to be out of compliance with relevant Northern Ireland fair employment laws and regulations;

•                 Failure to implement the MacBride Principles would put the company in an inconsistent position and/or at a competitive disadvantage compared with industry peers;

•                 Failure to implement the MacBride Principles would subject the company to excessively negative financial impacts due to laws that some municipalities have passed regarding their contracting operations and companies that have not implemented the MacBride Principles; or

•                  The company has had recent, significant controversies, fines or litigation regarding religious-based employment discrimination in Northern Ireland.

Nuclear and Depleted Uranium Weapons

Generally vote AGAINST proposals asking a company to cease production or report on the risks associated with the use of depleted uranium munitions or nuclear weapons components and delivery systems, including disengaging from current and proposed contracts. Such contracts are monitored by government agencies, serve multiple military and non-military uses, and withdrawal from these contracts could have a negative impact on the company’s business.

Operations in High Risk Markets

Vote CASE-BY-CASE on requests for a report on a company’s potential financial and reputational risks associated with operations in “high-risk” markets, such as a terrorism-sponsoring state or politically/socially unstable region, taking into account:

•                  The nature, purpose, and scope of the operations and business involved that could be affected by social or political disruption;

•                  Current disclosure of applicable risk assessment(s) and risk management procedures;

•                  Compliance with U.S. sanctions and laws;

•                  Consideration of other international policies, standards, and laws; and

•                 Whether the company has been recently involved in recent, significant controversies, fines or litigation related to its operations in “high-risk” markets.

Outsourcing/Offshoring

Vote CASE-BY-CASE on proposals calling for companies to report on the risks associated with outsourcing/plant closures, considering:

•                  Controversies surrounding operations in the relevant market(s);

•                  The value of the requested report to shareholders;

•                  The company’s current level of disclosure of relevant information on outsourcing and plant closure procedures; and

•                  The company’s existing human rights standards relative to industry peers.

Sustainability

Sustainability Reporting

Generally vote FOR proposals requesting the company to report on its policies, initiatives, and oversight mechanisms related to social, economic, and environmental sustainability, unless:

•                  The company already discloses similar information through existing reports or policies such as an Environment, Health, and Safety (EHS) report; a comprehensive Code of Corporate Conduct; and/or a Diversity Report; or

•                  The company has formally committed to the implementation of a reporting program based on Global Reporting Initiative (GRI) guidelines or a similar standard within a specified time frame

10.  Mutual Fund Proxies

Election of Directors

Vote CASE-BY-CASE on the election of directors and trustees, following the same guidelines for uncontested directors for public company shareholder meetings. However, mutual fund boards do not usually have compensation committees, so do not withhold for the lack of this committee.

Converting Closed-end Fund to Open-end Fund

Vote CASE-BY-CASE on conversion proposals, considering the following factors:

•                 Past performance as a closed-end fund;

•                 Market in which the fund invests;

•                 Measures taken by the board to address the discount; and

•                 Past shareholder activism, board activity, and votes on related proposals.

Proxy Contests

Vote CASE-BY-CASE on proxy contests, considering the following factors:

•                  Past performance relative to its peers;

•                  Market in which fund invests;

•                  Measures taken by the board to address the issues;

•                  Past shareholder activism, board activity, and votes on related proposals;

•                  Strategy of the incumbents versus the dissidents;

•                  Independence of directors;

•                  Experience and skills of director candidates;

•                  Governance profile of the company;

•                  Evidence of management entrenchment.

Investment Advisory Agreements

Vote CASE-BY-CASE on investment advisory agreements, considering the following factors:

•                  Proposed and current fee schedules;

•                  Fund category/investment objective;

•                  Performance benchmarks;

•                  Share price performance as compared with peers;

•                  Resulting fees relative to peers;

•                  Assignments (where the advisor undergoes a change of control).

Approving New Classes or Series of Shares

Vote FOR the establishment of new classes or series of shares.

Preferred Stock Proposals

Vote CASE-BY-CASE on the authorization for or increase in preferred shares, considering the following factors:

•                  Stated specific financing purpose;

•                  Possible dilution for common shares;

•                  Whether the shares can be used for antitakeover purposes.

1940 Act Policies

Vote CASE-BY-CASE on policies under the Investment Advisor Act of 1940, considering the following factors:

•                  Potential competitiveness;

•                  Regulatory developments;

•                  Current and potential returns; and

•                  Current and potential risk.

Generally vote FOR these amendments as long as the proposed changes do not fundamentally alter the investment focus of the fund and do comply with the current SEC interpretation.

Changing a Fundamental Restriction to a Nonfundamental Restriction

Vote CASE-BY-CASE on proposals to change a fundamental restriction to a non-fundamental restriction, considering the following factors:

•                  The fund’s target investments;

•                  The reasons given by the fund for the change; and

•                  The projected impact of the change on the portfolio.

Change Fundamental Investment Objective to Nonfundamental

Vote AGAINST proposals to change a fund’s fundamental investment objective to non-fundamental.

Name Change Proposals

Vote CASE-BY-CASE on name change proposals, considering the following factors:

•                  Political/economic changes in the target market;

•                  Consolidation in the target market; and

•                  Current asset composition.

Change in Fund’s Sub Classification

Vote CASE-BY-CASE on changes in a fund’s sub-classification, considering the following factors:

•                  Potential competitiveness;

•                  Current and potential returns;

•                  Risk of concentration;

•                  Consolidation in target industry.

Disposition of Assets/Termination/Liquidation

Vote CASE-BY-CASE on proposals to dispose of assets, to terminate or liquidate, considering the following factors:

•                 Strategies employed to salvage the company;

•                 The fund’s past performance;

•                 The terms of the liquidation.

Changes to the Charter Document

Vote CASE-BY-CASE on changes to the charter document, considering the following factors:

•                  The degree of change implied by the proposal;

•                  The efficiencies that could result;

•                  The state of incorporation;

•                  Regulatory standards and implications.

Vote AGAINST any of the following changes:

•                  Removal of shareholder approval requirement to reorganize or terminate the trust or any of its series;

•                  Removal of shareholder approval requirement for amendments to the new declaration of trust;

•                  Removal of shareholder approval requirement to amend the fund’s management contract, allowing the contract to be modified by the investment manager and the trust management, as permitted by the 1940 Act;

•                  Allow the trustees to impose other fees in addition to sales charges on investment in a fund, such as deferred sales charges and redemption fees that may be imposed upon redemption of a fund’s shares;

•                  Removal of shareholder approval requirement to engage in and terminate subadvisory arrangements;

•                 Removal of shareholder approval requirement to change the domicile of the fund.

Changing the Domicile of a Fund

Vote CASE-BY-CASE on re-incorporations, considering the following factors:

•                  Regulations of both states;

•                  Required fundamental policies of both states;

•                  The increased flexibility available.

Authorizing the Board to Hire and Terminate Subadvisors Without Shareholder Approval

Vote AGAINST proposals authorizing the board to hire/terminate subadvisors without shareholder approval.

Distribution Agreements

Vote CASE-BY-CASE on distribution agreement proposals, considering the following factors:

•                 Fees charged to comparably sized funds with similar objectives;

•                 The proposed distributor’s reputation and past performance;

•                  The competitiveness of the fund in the industry;

•                  The terms of the agreement.

Master-Feeder Structure

Vote FOR the establishment of a master-feeder structure.

Mergers

Vote CASE-BY-CASE on merger proposals, considering the following factors:

•                  Resulting fee structure;

•                  Performance of both funds;

•                  Continuity of management personnel;

•                  Changes in corporate governance and their impact on shareholder rights.

Shareholder Proposals for Mutual Funds

Establish Director Ownership Requirement

Generally vote AGAINST shareholder proposals that mandate a specific minimum amount of stock that directors must own in order to qualify as a director or to remain on the board.

Reimburse Shareholder for Expenses Incurred

Vote CASE-BY-CASE on shareholder proposals to reimburse proxy solicitation expenses. When supporting the dissidents, vote FOR the reimbursement of the proxy solicitation expenses.

Terminate the Investment Advisor

Vote CASE-BY-CASE on proposals to terminate the investment advisor, considering the following factors:

•                  Performance of the fund’s Net Asset Value (NAV);

•                  The fund’s history of shareholder relations;

•                  The performance of other funds under the advisor’s management.

RiskMetrics

2009 International Proxy Voting Guidelines Summary

Effective for Meetings on or after Feb. 1, 2009

Updated Jan. 15, 2009

The following is a condensed version of the general policies for voting non-U.S. proxies contained in the RiskMetrics (“RMG”) Proxy Voting Manual. In addition, RMG has country- and market-specific policies, which are not captured below.

1.  Operational Items

Financial Results/Director and Auditor Reports

Vote FOR approval of financial statements and director and auditor reports, unless:

•                  There are concerns about the accounts presented or audit procedures used; or

•                  The company is not responsive to shareholder questions about specific items that should be publicly disclosed

Appointment of Auditors and Auditor Fees

Vote FOR the reelection of auditors and proposals authorizing the board to fix auditor fees, unless:

There are serious concerns about the accounts presented or the audit procedures used;

•                  The auditors are being changed without explanation; or

•                  Non-audit-related fees are substantial or are routinely in excess of standard annual audit-related fees.

Vote AGAINST the appointment of external auditors if they have previously served the company in an executive capacity or can otherwise be considered affiliated with the company.

Appointment of Internal Statutory Auditors

Vote FOR the appointment or reelection of statutory auditors, unless:

•                  There are serious concerns about the statutory reports presented or the audit procedures used;

•                  Questions exist concerning any of the statutory auditors being appointed; or

•                  The auditors have previously served the company in an executive capacity or can otherwise be considered affiliatedwith the company.

Allocation of Income

Vote FOR approval of the allocation of income, unless:

•                  The dividend payout ratio has been consistently below 30 percent without adequate explanation; or

•                  The payout is excessive given the company’s financial position.

Stock (Scrip) Dividend Alternative

Vote FOR most stock (scrip) dividend proposals.

Vote AGAINST proposals that do not allow for a cash option unless management demonstrates that the cash option is harmful to shareholder value.

Amendments to Articles of Association

Vote amendments to the articles of association on a CASE-BY-CASE basis.

Change in Company Fiscal Term

Vote FOR resolutions to change a company’s fiscal term unless a company’s motivation for the change is to postpone its AGM.

Lower Disclosure Threshold for Stock Ownership

Vote AGAINST resolutions to Lower the stock ownership disclosure threshold below 5 percent unless specific reasons exist to implement a Lower threshold.

Amend Quorum Requirements

Vote proposals to amend quorum requirements for shareholder meetings on a CASE-BY-CASE basis.

Transact Other Business

Vote AGAINST other business when it appears as a voting item.

2.  Board of Directors

Director Elections

Vote FOR management nominees in the election of directors, unless:

•                  Adequate disclosure has not been provided in a timely manner;

•                  There are clear concerns over questionable finances or restatements;

•                  There have been questionable transactions with conflicts of interest;

•                  There are any records of abuses against minority shareholder interests; or

•                  The board fails to meet minimum corporate governance standards.

Vote FOR individual nominees unless there are specific concerns about the individual, such as criminal wrongdoing or breach of fiduciary responsibilities.

Vote AGAINST individual directors if repeated absences at board meetings have not been explained (in countries where this information is disclosed).

Vote on a CASE-BY-CASE basis for contested elections of directors, e.g. the election of shareholder nominees or the dismissal of incumbent directors, determining which directors are best suited to add value for shareholders.

Vote FOR employee and/or labor representatives if they sit on either the audit or compensation committee and are required by law to be on those committees. Vote AGAINST employee and/or labor representatives if they sit on either the audit or compensation committee, if they are not required to be on those committees.

[Please see the International Classification of Directors on the following page.]

RMG Classification of Directors — International Policy 2009

Executive Director

•                  Employee or executive of the company;

•                  Any director who is classified as a non-executive, but receives salary, fees, bonus, and/or other benefits that are in line with the highest-paid executives of the company.

Non-Independent Non-Executive Director (NED)

•                  Any director who is attested by the board to be a non-independent NED;

•                  Any director specifically designated as a representative of a significant shareholder of the company;

•                  Any director who is also an employee or executive of a significant shareholder of the company;

•                  Beneficial owner (direct or indirect) of at least 10% of the company’s stock, either in economic terms or in voting  rights (this may be aggregated if voting power is distributed among more than one member of a defined group, e.g., family members who beneficially own less than 10% individually, but collectively own more than 10%), unless market best practice dictates a lower ownership and/or disclosure threshold (and in other special market-specific circumstances);

•                  Government representative;

•                  Currently provides (or a relative1 provides) professional services 2 to the company, to an affiliate of the company, or to an individual officer of the company or of one of its affiliates in excess of $10,000 per year;

•                  Represents customer, supplier, creditor, banker, or other entity with which company maintains transactional commercial relationship (unless company discloses information to apply a materiality test3;

•                  Any director who has conflicting or cross-directorships with executive directors or the chairman of the company;

•                  Relative(1) of a current employee of the company or its affiliates;

•                  Relative(1) of a former executive of the company or its affiliates;

•                  A new appointee elected other than by a formal process through the General Meeting (such as a contractual appointment by a substantial shareholder);

•                  Founder/co-founder/member of founding family but not currently an employee;

•                  Former executive (5 year cooling off period);

•                  Years of service is generally not a determining factor unless it is recommended best practice in a market and/or in        extreme circumstances, in which case it may be considered.(4)

Independent NED

•                  No material(5) connection, either directly or indirectly, to the company other than a board seat.

Employee Representative

•                  Represents employees or employee shareholders of the company (classified as “employee representative” but considered a non-independent NED).

Footnotes:

(1)“Relative” follows the U.S. SEC’s definition of “immediate family members” which covers spouses, parents, children, stepparents, step-children, siblings, in-Laws, and any person (other than a tenant or employee) sharing the household of any director, nominee for director, executive officer, or significant shareholder of the company.

(2)Professional services can be characterized as advisory in nature and generally include the following: investment banking/financial advisory services; commercial banking (beyond deposit services); investment services; insurance services; accounting/audit services; consulting services; marketing services; and Legal services. The case of participation in a banking syndicate by a non-Lead bank should be considered a transaction (and hence subject to the associated materiality test) rather than a professional relationship.

(3)If the company makes or receives annual payments exceeding the greater of $200,000 or five percent of the recipient’s gross revenues (the recipient is the party receiving the financial proceeds from the transaction).

(4)For example, in continental Europe, directors with a tenure exceeding 12 years will be considered non-independent. In the United Kingdom and Ireland, directors with a tenure exceeding nine years will be considered non-independent, unless the company provides sufficient and clear justification that the director is independent despite his Long tenure.

(5) For purposes of RMG director independence classification, “material” will be defined as a standard of relationship financial, personal or otherwise) that a reasonable person might conclude could potentially influence one’s objectivity in the boardroom in a manner that would have a meaningful impact on an individual’s ability to satisfy requisite fiduciary standards on behalf of shareholders.

Discharge of Directors

Generally vote FOR the discharge of directors, including members of the management board and/or supervisory board, unless there is reliable information about significant and compelling controversies that the board is not fulfilling its fiduciary duties warranted by:

•                  A lack of oversight or actions by board members which invoke shareholder distrust related to malfeasance or poorsupervision, such as operating in private or company interest rather than in shareholder interest; or

•                  Any legal issues (e.g. civil/criminal) aiming to hold the board responsible for breach of trust in the past or related tocurrently alleged actions yet to be confirmed (and not only the fiscal year in question), such as price fixing, insidertrading, bribery, fraud, and other illegal actions; or

•                  Other egregious governance issues where shareholders will bring legal action against the company or its directors.

For markets which do not routinely request discharge resolutions (e.g. common law countries or markets where discharge is not mandatory), analysts may voice concern in other appropriate agenda items, such as approval of the annual accounts or other relevant resolutions, to enable shareholders to express discontent with the board.

Director Compensation

Vote FOR proposals to award cash fees to non-executive directors unless the amounts are excessive relative to other companies in the country or industry.

Vote non-executive director compensation proposals that include both cash and share-based components on a CASE-BY-CASE basis.

Vote proposals that bundle compensation for both non-executive and executive directors into a single resolution on a CASE-BY-CASE basis.

Vote AGAINST proposals to introduce retirement benefits for non-executive directors.

Director, Officer, and Auditor Indemnification and Liability Provisions

Vote proposals seeking indemnification and liability protection for directors and officers on a CASE-BY-CASE basis.

Vote AGAINST proposals to indemnify auditors.

Board Structure

Vote FOR proposals to fix board size.

Vote AGAINST the introduction of classified boards and mandatory retirement ages for directors.

Vote AGAINST proposals to alter board structure or size in the context of a fight for control of the company or the board.

3.  Capital Structure

Share Issuance Requests

General Issuances:

Vote FOR issuance requests with preemptive rights to a maximum of 100 percent over currently issued capital. Vote FOR issuance requests without preemptive rights to a maximum of 20 percent of currently issued capital.

Specific Issuances:

Vote on a CASE-BY-CASE basis on all requests, with or without preemptive rights.

Increases in Authorized Capital

Vote FOR non-specific proposals to increase authorized capital up to 100 percent over the current authorization unless the increase would leave the company with less than 30 percent of its new authorization outstanding.

Vote FOR specific proposals to increase authorized capital to any amount, unless:

•                  The specific purpose of the increase (such as a share-based acquisition or merger) does not meet RMG guidelines for the purpose being proposed; or

•                  The increase would leave the company with less than 30 percent of its new authorization outstanding after adjusting for all proposed issuances.

Vote AGAINST proposals to adopt unlimited capital authorizations.

Reduction of Capital

Vote FOR proposals to reduce capital for routine accounting purposes unless the terms are unfavorable to shareholders.

Vote proposals to reduce capital in connection with corporate restructuring on a CASE-BY-CASE basis.

Capital Structures

Vote FOR resolutions that seek to maintain or convert to a one-share, one-vote capital structure.

Vote AGAINST requests for the creation or continuation of dual-class capital structures or the creation of new or additional supervoting shares.

Preferred Stock

Vote FOR the creation of a new class of preferred stock or for issuances of preferred stock up to 50 percent of issued capital unless the terms of the preferred stock would adversely affect the rights of existing shareholders.

Vote FOR the creation/issuance of convertible preferred stock as Long as the maximum number of common shares that could be issued upon conversion meets RMG guidelines on equity issuance requests.

Vote AGAINST the creation of a new class of preference shares that would carry superior voting rights to the common shares.

Vote AGAINST the creation of blank check preferred stock unless the board clearly states that the authorization will not be used to thwart a takeover bid.

Vote proposals to increase blank check preferred authorizations on a CASE-BY-CASE basis.

Debt Issuance Requests

Vote non-convertible debt issuance requests on a CASE-BY-CASE basis, with or without preemptive rights.

Vote FOR the creation/issuance of convertible debt instruments as Long as the maximum number of common shares that could be issued upon conversion meets RMG guidelines on equity issuance requests.

Vote FOR proposals to restructure existing debt arrangements unless the terms of the restructuring would adversely affect the rights of shareholders.

Pledging of Assets for Debt

Vote proposals to approve the pledging of assets for debt on a CASE-BY-CASE basis.

Increase in Borrowing Powers

Vote proposals to approve increases in a company’s borrowing powers on a CASE-BY-CASE basis.

Share Repurchase Plans

Generally vote FOR share repurchase programs/market repurchase authorities, provided that the proposal meets the following parameters:

•                  Maximum volume: 10 percent for market repurchase within any single authority and 10 percent of outstanding shares to be kept in treasury (“on the shelf”);

•                  Duration does not exceed 18 months.

For markets that either generally do not specify the maximum duration of the authority or seek a duration beyond 18 months that is allowable under market specific Legislation, RMG will assess the company’s historic practice. If there is evidence that a company has sought shareholder approval for the authority to repurchase shares on an annual basis, RMG will support the proposed authority.

In addition, vote AGAINST any proposal where:

•                  The repurchase can be used for takeover defenses;

•                  There is clear evidence of abuse;

•                  There is no safeguard against selective buybacks;

•                  Pricing provisions and safeguards are deemed to be unreasonable in Light of market practice.

RMG may support share repurchase plans in excess of 10 percent volume under exceptional circumstances, such as one-off company specific events (e.g. capital re-structuring). Such proposals will be assessed case-by-case based on merits, which should be clearly disclosed in the annual report, provided that following conditions are met:

•                  The overall balance of the proposed plan seems to be clearly in shareholders’ interests;

•                  The plan still respects the 10 percent maximum of shares to be kept in treasury.

Reissuance of Repurchased Shares

Vote FOR requests to reissue any repurchased shares unless there is clear evidence of abuse of this authority in the past.

Capitalization of Reserves for Bonus Issues/Increase in Par Value

Vote FOR requests to capitalize reserves for bonus issues of shares or to increase par value.

4.  Other

Reorganizations/Restructurings

Vote reorganizations and restructurings on a CASE-BY-CASE basis.

Mergers and Acquisitions

Vote CASE-BY-CASE on mergers and acquisitions taking into account the following:

For every M&A analysis, RMG reviews publicly available information as of the date of the report and evaluates the merits and drawbacks of the proposed transaction, balancing various and sometimes countervailing factors including:

•                  Valuation - Is the value to be received by the target shareholders (or paid by the acquirer) reasonable? While the fairness opinion may provide an initial starting point for assessing valuation reasonableness, RMG places emphasis on the offer premium, market reaction, and strategic rationale.

•                  Market reaction - How has the market responded to the proposed deal? A negative market reaction will cause RMG to scrutinize a deal more closely.

•                  Strategic rationale - Does the deal make sense strategically? From where is the value derived? Cost and  revenue synergies should not be overly aggressive or optimistic, but reasonably achievable.  Management should also have a favorable track record of successful integration of historical acquisitions.

•                  Conflicts of interest - Are insiders benefiting from the transaction disproportionately and inappropriately as compared to non-insider shareholders? RMG will consider whether any special interests may have influenced these directors and officers to support or recommend the merger.

•                  Governance - Will the combined company have a better or worse governance profile than the current governance profiles of the respective parties to the transaction? If the governance profile is to change for the worse, the burden is on the company to prove that other issues (such as valuation) outweigh any deterioration in governance.

Vote AGAINST if the companies do not provide sufficient information upon request to make an informed voting decision.

Mandatory Takeover Bid Waivers

Vote proposals to waive mandatory takeover bid requirements on a CASE-BY-CASE basis.

Reincorporation Proposals

Vote reincorporation proposals on a CASE-BY-CASE basis.

Expansion of Business Activities

Vote FOR resolutions to expand business activities unless the new business takes the company into risky areas.

Related-Party Transactions

Vote related-party transactions on a CASE-BY-CASE basis.

Compensation Plans

Vote compensation plans on a CASE-BY-CASE basis.

Antitakeover Mechanisms

Generally vote AGAINST all antitakeover proposals, unless they are structured in such a way that they give shareholders the ultimate decision on any proposal or offer.

Shareholder Proposals

Vote all shareholder proposals on a CASE-BY-CASE basis.

Vote FOR proposals that would improve the company’s corporate governance or business profile at a reasonable cost.

Vote AGAINST proposals that limit the company’s business activities or capabilities or result in significant costs being incurred with little or no benefit

RiskMetrics

2009 Canadian Proxy Voting Guidelines

Effective for Meetings on or after Feb 1, 2009

Updated Dec 31, 2008

Auditors

Financial Statements/Director and Auditor Reports

Companies are required under the CBCA to submit their financial statements and the auditor report, which is included in the company’s annual report, to shareholders at every AGM. This routine item is almost always non-voting.

Ratification of Auditors

Vote FOR proposals to ratify auditors, unless the following applies:

•                  Non-audit related fees paid to the auditor exceed audit-related fees.

RATIONALE: Multilateral Instrument 52-110 relating to Audit Committees defines “audit services” to include the professional services rendered by the issuer’s external auditor for the audit and review of the issuer’s financial statements or services that are normally provided by the external auditor in connection with statutory and regulatory filings or engagements.

The Instrument also sets out disclosure requirements related to fees charged by external auditors.  Every issuer is required to disclose in their Annual Information Form with at least a cross-reference in the related Proxy Circular, fees billed by the external audit firm in each of the last two fiscal years, broken down into four categories: Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees.

Audit services include tax preparation and filing fees. Also, one time fees disclosed as “Other” that are paid for services related to initial public offerings, emergence from bankruptcy and spin-offs, are excluded from the calculation for determining whether non-audit fees exceed audit and audit related fees paid to the external audit firm as long as detailed disclosure is provided to shareholders identifying the nature of these fees. This policy recognizes the exceptional one-time nature of these three specific corporate reorganization type fees which can be substantial and can therefore affect the results of the audit versus non-audit fee comparison.

Board of Directors

Slate Ballot Project

Bundled slate director ballots are still a significant factor in voting for director elections in the Canadian market. Slate ballots are an impediment to shareholder corporate governance and director accountability. Slates serve to insulate corporate directors from shareholder disapproval registered through the proxy vote mechanism.  Slates are incompatible with a majority vote standard for director elections.  Institutional shareholders continue to express frustration with the prevalence of slate ballots in the Canadian market, which are still used by more than 50% of TSX-listed issuers.  Approximately 36% of the companies that comprise the S&P/TSX Composite Index, primarily the largest, most successful and governance savvy corporations in Canada, still provide bundled slate director ballots.  Absent shareholder pressure and despite the minimal cost to eliminate slate ballots, issuers have little incentive to do so.

Therefore, for 2009 TSX reporting issuer meetings RiskMetrics Group (RMG) will include new cautionary language in our analyses where companies provide bundled director elections, indicating that slates are unacceptable corporate governance practice and will be opposed in 2010 by registering a WITHHOLD vote from the entire slate.  Directors will have a one year notice period during which to transition to individual director elections before a negative vote recommendation is triggered.

Definition of Independence

The RMG definition of independence for the Canadian market aligns closely with the definition used by Multilateral Instrument 52-110 Audit Committees.

Inside Directors (I)

•                  Employees of the Company or its affiliates;

•                  Non-employee officer of the Company if he/she is among the five most highly compensated;

•                  Current interim CEO;

•                  Beneficial owner of Company shares with more than 50% of the outstanding voting rights.

Affiliated Directors (AO)

•                  Former executive with the Company(4) within the last three years (excluding CEO);

•                  Former CEO (no cooling off period);

•                  Former interim CEO if the service was longer than 18 months or if the service was between 12 and 18 months and the compensation was high relative to that of the other directors (5x their pay) or in line with a CEO’s compensation(5);

•                  Former executive of the Company, an affiliate(6) or a firm acquired within the past three years;

•                  Executive of a former parent or predecessor firm at the time the Company was sold or split off from parent/predecessor (subject to three year cooling off other than CEO);

•                  Executive, former executive with last three years, general or limited partner of a joint venture or partnership with the Company;

•                  Relative(7) of current executive officer(8) of the Company;

•                  Relative of a person who has served as an executive officer of the Company within the last three years;

•                  Currently provides (or a relative provides) professional services to the Company or to its officers;

•                  Currently employed by (or a relative is employed by) a significant customer or supplier(9);

•                  Is (or a relative is) a trustee, director or employee of a charitable or non-profit organization that receives grants or endowments from the Company;

•                  Has (or a relative has) a transactional relationship with the Company excluding investments in the Company through a private placement;

•                  Has a contractual/guaranteed board seat and is party to a voting agreement to vote in line with management on proposals being brought to shareholders;

•                  Founder(10) of the Company but not currently an employee;

•                  Board attestation that an outside director is not independent.

Independent Directors (IO)

•                  A director is considered to be independent if the only material(11) ties to the corporation on which board he or she

(4)  Company includes affiliates, subsidiaries, sibling companies or parent company.

(5)  RMG will look at the terms of the interim CEO’s compensation or employment contract to determine if it contains severance pay, long-term health and pension benefits or other such standard provisions typically contained in contracts of permanent, non-temporary CEOs.  RMG will also consider if a formal search process was underway for a full-time CEO at the time.

(6)  “Affiliate” includes a subsidiary, sibling company, or parent company.  RMG uses 50% control ownership by the parent company as a standard for applying its affiliate designation.

(7)  Relative refers to immediate family members including spouse, parents, children, siblings, in-laws and anyone sharing the director’s home.

(8)  Based on the definition of Executive Officer used in Multilateral Instrument 52-110.

(9)  If the company makes or receives annual payments exceeding the greater of $200,000 or 5% of recipient’s gross revenues (the recipients is the party receiving proceeds from the transaction).

(10)  The operating involvement of the Founder with the company will be considered. Little or no operating involvement may cause RMG to deem the Founder as an independent outsider.

(11)  For purposes of director independence classification, “material” will be defined as a standard of relationship (financial, personal or otherwise) that a reasonable person might conclude could potentially influence one’s objectivity in the boardroom in a manner that would have a meaningful impact on an individual’s ability to satisfy requisite fiduciary standards on behalf of shareholders.

sits (the “Company”) and the Company’s management are the fees received in connection with the directorship and that person’s holding of Company securities.

Voting on Director Nominees in Uncontested Elections

Vote CASE-BY-CASE on director nominees, examining the following factors where disclosed:

•                  Independence of the board and key board committees;

•                  Attendance at board and committee meetings;

•                  Corporate governance provisions and takeover activity;

•                  Long-term company performance;

•                  Directors’ ownership stake in the company;

•                  Compensation practices;

•                  Responsiveness to shareholder proposals;

•                  Board accountability; and

•                  Adoption of a modified Majority Voting (director resignation) policy

Insiders on Key Committees

Vote WITHHOLD from individual directors (and the whole slate if the slate includes such individual directors) who:

•                  Are insiders on the audit, compensation or nominating committee.

Include cautionary language for all affiliated outside directors who sit on the audit, compensation or nominating committee, to the effect that corporate governance best practices dictate that such committees should be comprised entirely of independent directors.

RATIONALE: RMG continues to promote the independence of the board as a whole and its key board committees. Director elections are seen to be the single most important use of the shareholder franchise.

Best practice as set out in National Policy 58-201 Corporate Governance Guidelines recommends that:

•                  The board should have a majority of independent directors.

•                  The board should appoint a nominating committee composed entirely of independent directors.

•                  The board should appoint a compensation committee composed entirely of independent directors.

Multilateral Instrument 52-110 Audit Committees sets out best practice with regard to the composition of the audit committee.  The Instrument requires that every reporting issuer, other than an investment fund, issuer of asset-backed securities, designated foreign issuer, SEC issuer, of issuers that are subsidiary entities as long as the subsidiary does not issue securities and the parent is subject to compliance with this instrument, must have an audit committee and that the committee must comprise a minimum of three members and that every audit committee member must be independent.

Audit Fee Disclosure

RMG will endeavor to obtain information related to audit versus non-audit fees paid to the issuer’s external audit firm in the most recently completed fiscal year.  When this information is not disclosed in the proxy circular or Annual Information Form, the analyst will, on a best efforts basis, contact the company to request this information in order to provide clients with the means to make informed voting decisions.

Generally vote WITHHOLD from the members of the Audit Committee as reported in the most recently filed public documents if:

•                  No audit fee information is obtainable from the Company within a reasonable period of time prior to a shareholders’ meeting at which ratification of auditors is a voting item.

RATIONALE: In addition to audit fee disclosure by category now being a regulatory requirement, RMG takes the position that such information is of great importance because of the concern that audit firms could compromise the independence of a company audit in order to secure lucrative consulting services from the company.

Excessive Non-Audit Fees

Generally vote WITHHOLD from individual directors (and the whole slate if the slate includes such individual directors)who are  members of the Audit Committee as constituted in the most recently completed fiscal year if:

•                  Non-audit fees (Other Fees) paid to the external audit firm exceed audit and audit-related fees.

RATIONALE: Due to the seriousness of maintaining the integrity of the audit process, and given that the audit fee disclosure requirements and regulatory best practice rules for publicly listed companies have been in effect in Canada for more than three years, we believe it is appropriate to extend our policy application beyond the external audit firm to the audit committee who is ultimately responsible for approving all non-audit related services provided by the outside auditor.

Part 2 of Multilateral Instrument 52-110 Audit Committees states that the audit committee must be directly responsible for overseeing the work of the external auditor and the audit committee must pre-approve all non-audit services provided to the issuer or its subsidiary entities by the issuer’s external auditor.

Meeting Attendance

Vote WITHHOLD from individual director nominees if:

•                  The individual director has attended less than 75% of the board and committee meetings(12) held within the past year without a valid reason for these absences and the company has a plurality vote standard

•                  The individual director has attended less than 75% of the board and committee meetings held within the past year without a valid reason for the absences and a pattern of low attendance exists based on prior years’ meeting attendance, and the company has adopted a majority vote standard

The following should be taken into account:

•                  Valid reasons for absence at meetings include illness or absence due to company business;

•                  Participation via telephone is acceptable;

•                  If the director missed one meeting or one day’s meetings, votes should not be withheld even if such absence dropped the director’s attendance below 75%;

•                  Board and committee meetings include all regular and special meetings of the board duly called for the purpose of conducting board business;

•                  Out of country location or residence is not a sufficient excuse not to attend board meetings, especially given technological advances in communications equipment.

RATIONALE: Corporate governance best practice supports board structures and processes that promote independent oversight and accountability.  Nominating competent, committed and engaged directors to the board also necessitates full participation in the conduct of board business in order to fulfill the many responsibilities and duties now required to meet requisite standards of care. A director who commits to serve on a public company board should be prepared and able to make attendance at and contribution to the board’s meetings a priority.  A pattern of absenteeism may be an indicator of a more serious concern with a director’s ability to serve, warranting a board review and potentially the director’s resignation.

Former CEO/CFO on Audit/Compensation Committee

Generally vote WITHHOLD from any director on the Audit or Compensation committee if:

•                  The director has served as the CEO of the company at any time,

•                  The director has served as the CFO of the company within the past three years.

RATIONALE: Although we will continue to designate such directors as affiliated outsiders, RMG believes the ex-CEO/ex-CFO of a company to be more akin to an insider for purposes of independent oversight of financials for which they were previously responsible or compensation arrangements that they may have orchestrated and over which they may still wield considerable influence thus potentially compromising the Audit or Compensation Committee’s independence.

(12) Where a WITHHOLD is based on meeting attendance for board meetings only due to lack of disclosure on committee meeting attendance, particulars will be provided in the analysis.

FOR S&P/TSX COMPOSITE COMPANIES ONLY

Generally vote WITHHOLD from any insider or affiliated outside director (and the whole slate if the slate includes such individual directors) where:

•                  The board is less than majority independent

•                  The board lacks a separate compensation or nominating committee.

RATIONALE: The balance of board influence should reside with independent directors free of any pressures or conflicts which might prevent them from objectively overseeing strategic direction, evaluating management effectiveness, setting appropriate executive compensation, maintaining internal control processes and ultimately driving long-term shareholder value creation.  Corporate governance improvements have led to greater independence on the board in general and, judging from comments RMG has received from seasoned directors, a noticeable shift in mindset amongst board members that has enabled them to take back control of key areas of their oversight mandate such as reining in executive compensation.  These same directors continue to tell us that stricter governance rules and expectations have given boards more authority to take a hard line when necessary on issues that were previously dominated by influential CEOs. Further bolstered by the support of shareholders and effective governance structures, independent directors are liberated to more effectively represent shareholder interests.  RMG does not advocate that no inside directors sit on boards.  Company insiders have extensive company knowledge and experience that provides a significant contribution to business decisions at the board level.  In order to maintain the independent balance of power necessary for independent directors to fulfill their oversight mandate and make difficult decisions that may run counter to management’s self-interests, insiders and former insiders should not dominate the board or continue to be involved on key board committees charged with the audit, compensation and nomination responsibilities.

Best practice as set out in National Policy 58-201 Corporate Governance Guidelines recommends that:

•                  The board should have a majority of independent directors.

Overboarded Directors

Include cautionary language regarding the number of additional public company board seats held by directors of S&P/TSX Composite company if:

•                  The director is a CEO and sits on more than 2 outside public company boards in addition to his/her own company.  We will include cautionary language indicating that we view best practice based on the considerable time commitment necessary for a CEO to run a company, to be no more than 2 additional outside public company boards and that we will continue to monitor additional directorships.  Only public company boards will be included in the count for this purpose.

•                  The director is an outside professional director and sits on more than 6 public company boards in total.  .

Classification/Declassification of the Board

Vote AGAINST proposals to classify the board.

Vote FOR proposals to repeal classified boards and to elect all directors annually.

Independent Chairman (Separate Chairman/CEO)

Generally vote FOR shareholder proposals seeking separation of the offices of CEO and Chair if the company has a single executive occupying both positions.

RATIONALE: We support the separation of the positions of chairman and CEO and view it as superior to the lead director concept. The positions of chairman and CEO are two distinct jobs with different job responsibilities. The chairman is the leader of the board of directors, which is responsible for selecting and replacing the CEO, setting executive pay, evaluating managerial and company performance, and representing shareholder interests. The CEO, by contrast, is responsible for maintaining the day to day operations of the company and being the company’s spokesperson. It therefore follows that one person cannot fulfill both roles without conflict.

Best practice as set out in National Policy 58-201 Corporate Governance Guidelines recommends that:

•                  The chair of the board should be an independent director or where this is not appropriate, an independent director should be appointed as “lead director”.

Majority of Independent Directors/Establishment of Committees

Vote FOR shareholder proposals asking that a majority or up to 2/3 of directors be independent unless:

•                  The board composition already meets the proposed threshold based on the RMG definition of independence.

Vote FOR shareholder proposals asking that board audit, compensation, and/or nominating committees be composed exclusively of independent directors unless:

•                  The board’s committees already meet that standard.

Majority Vote Standard for the Election of Directors

Vote FOR resolutions requesting that the board change the company’s bylaws to stipulate that directors must be elected with a majority of the votes cast FOR unless:

•                  A majority voting policy is codified in the company’s bylaws, corporate governance guidelines, or other governing documents prior to an election to be considered;

•                  The company has adopted formal corporate governance principles that present a meaningful alternative to the majority voting standard and/or provides an adequate response to both new nominees as well as “holdover” nominees (i.e. incumbent nominees who fail to receive 50% of votes cast); and

•                  The company has articulated to shareholders why a majority voting alternative is the best structure at this time for demonstrating accountability to shareholders.

RMG will also take into account the company’s history of accountability to shareholders in its governance structure and in its actions. In particular, a classified board structure, dual class capital structure, slate director ballots or ignoring majority supported shareholder proposals are issues of concern.

Shareholder Rights

Supermajority Vote Requirements

Vote AGAINST proposals to require a supermajority shareholder vote at a level above that required by statute.

Vote FOR proposals to lower supermajority vote requirements.

Cumulative Voting

In general, support cumulative voting.  However there may be situations where such a structure may be detrimental to shareholder interests.

Generally vote AGAINST proposals to eliminate cumulative voting.

Generally vote FOR proposals to restore or permit cumulative voting but exceptions may be made depending on the company’s other governance provisions such as the adoption of a majority vote standard for the election of directors.

Confidential Voting

Generally vote FOR shareholder proposals requesting that corporations adopt confidential voting, use independent vote tabulators and use independent inspectors of election, as long as:

•                  The proposal includes a provision for proxy contests as follows: In the case of a contested election, management should be permitted to request that the dissident group honor its confidential voting policy. If the dissidents agree, the policy remains in place. If the dissidents will not agree, the confidential voting policy is waived for that particular vote.

Generally vote FOR management proposals to adopt confidential voting.

Appointment of Additional Directors Between Annual Meetings

Generally vote FOR these resolutions where:

•                  The company is incorporated under a statute (such as the CBCA) that permits removal of directors by simple majority vote;

•                  The number of directors to be appointed between meetings does not exceed one-third of the number of directors appointed at the previous annual meeting; and

•                  Such appointments must be approved by shareholders at the annual meeting immediately following the date of their appointment.

Proxy Contests

Voting for Director Nominees in Contested Elections

Generally vote CASE-BY-CASE in contested elections taking into account:

•                  Long-term financial performance;

•                  Board performance;

•                  Management’s track record and compensation;

•                  Qualifications of director nominees (both slates); and

•                  Evaluation of what each side is offering shareholders.

Reimbursing Proxy Solicitation Expenses

Vote CASE-BY-CASE taking into account:

•                  Whether RMG recommends in favour of the dissidents, in which case we may recommend approving the dissident’s out of pocket expenses if they are successfully elected and the expenses are reasonable.

Poison Pills (Shareholder Rights Plans)

Vote CASE-BY-CASE on management proposals to ratify a shareholder rights plan (poison pill) taking into account whether it conforms with ‘new generation’ rights plans and its scope is limited to the following two specific purposes:

•                  To give the board more time to find an alternative value enhancing transaction; and

•                  To ensure the equal treatment of all shareholders.

Vote AGAINST plans that go beyond these purposes if:

•                  The plan gives discretion to the board to either:

•                  Determine whether actions by shareholders constitute a change in control;

•                  Amend material provisions without shareholder approval;

•                  Interpret other provisions;

•                  Redeem the rights or waive the plan’s application without a shareholder vote; or

•                  Prevent a bid from going to shareholders.

•                  The plan has any of the following characteristics:

•                  Unacceptable key definitions;

•                  Flip over provision;

•                  Permitted bid period greater than 60 days;

•                  Maximum triggering threshold set at less than 20% of outstanding shares;

•                  Does not permit partial bids;

•                  Bidder must frequently update holdings;

•                  Requirement for a shareholder meeting to approve a bid; and

•                  Requirement that the bidder provide evidence of financing.

•                  The plan does not:

•                  Include an exemption for a “permitted lock up agreement”;

•                  Include clear exemptions for money managers, pension funds, mutual funds, trustees and custodians who are not making a takeover bid; and

•                  Exclude reference to voting agreements among shareholders.

RATIONALE: The evolution of “new generation” shareholder rights plans in Canada has been the result of reshaping the early anti-takeover provision known as a “poison pill” into a shareholder protection rights plan that serves only two legitimate purposes: (i) to increase the time period during which a Permitted Bid may remain outstanding to a maximum of 60 days in order to the give the board of directors of a target company sufficient time over and above the current statutory 35 day limit, to find an alternative to a takeover bid that would increase shareholder value; and (ii) to ensure that all shareholders are treated equally in the event of a bid for their company.

Elimination of board discretion to interpret the key elements of the plan was critical to this evolution.  Definitions of Acquiring Person, Beneficial Ownership, Affiliates, Associates and Acting Jointly or in Concert are the terms that set out the who, how, and when of a triggering event.  These definitions in early poison pills contained repetitive, circular and duplicative layering of similar terms which created confusion and made interpretation difficult.  Directors were given broad discretion to interpret the terms of a rights plan to determine when it was triggered, in other words, whether a takeover bid could proceed.  This is in turn, created enough uncertainty for bidders or potential purchasers, to effectively discourage non-board negotiated transactions.  It can be seen how the early poison pill became synonymous with board and management entrenchment.

“New generation” rights plans have therefore been drafted to remove repetitive and duplicative elements along with language that gives the board discretion to interpret the terms of the plan.  Also absent from “new generation” plans are references to similar definitions in regulation.  These definitions found in various regulations often contain repetitive elements and references to other definitions in regulation that are unacceptable and not intended to serve the same purpose as those found in a ‘new generation’ rights plan.

A number of other definitions are relevant to the key definitions mentioned above and are therefore equally scrutinized.  Exemptions under the definition of Acquiring Person, for example, such as Exempt Acquisitions and Pro Rata Acquisitions, are sometimes inappropriately drafted to permit acquisitions that should trigger a rights plan.  In order for an acquisition to be pro rata, the definition must ensure that a person may not acquire a greater percentage of the shares outstanding that the percentage owned immediately prior to the acquisition, by any means.

Equally important to the acceptability of a shareholder rights plan is the treatment of institutional investors who have a fiduciary duty to carry out corporate governance activities in the best interests of the beneficial owners of the investments that they oversee.  These institutional investors should not trigger a rights plan through their investment and corporate governance activities for the accounts of others.  The definition of Independent Shareholders should make absolutely clear these institutional investors acting in a fiduciary capacity for the accounts of others are independent for purposes of approving a takeover bid or other similar transaction, as well as approving future amendments to the rights plan.

Probably one of the most important and most contentious definitions in a shareholder rights plan is that of a Permitted Bid. RMG guidelines provide that an acceptable Permitted Bid definition must permit partial bids.  Canadian takeover bid legislation is premised on the ability of shareholders to make the determination of the acceptability of any bid for their shares, partial or otherwise, provided that it complies with regulatory requirements.  In the event that a partial bid is accepted by shareholders, regulation requires that their shares be taken up on a pro rata basis.  Shareholders of a company may welcome the addition of a significant new shareholder for a number of reasons.

Finally, a ‘new generation” rights plan must contain an exemption for lockup agreements and the definition of a permitted lockup agreement must strike the proper balance so as not to discourage either (i) the potential for a bidder to lock up a significant shareholder and thus give some comfort of a certain degree of success, or (ii) the potential for competitive bids offering a greater consideration and which would also necessitate a locked up person be able to withdraw the locked up shares from the first bid in order to support the higher competing bid.

The new generation of rights plans are limited to achieving the two purposes identified here.  They ensure that shareholders are treated equally in a control transaction by precluding creeping acquisitions or the acquisition of a control block through private agreements between a few large shareholders; and they provide a reasonable time period to allow a corporation’s directors and management to develop an alternative to maximize shareholder value.

Mergers and Corporate Restructurings

Overall Approach

For mergers and acquisitions, review and evaluate the merits and drawbacks of the proposed transaction, balancing the various and sometimes countervailing factors including:

•                  Valuation — Is the value to be received by the target shareholders (or paid by the acquirer) reasonable? While the fairness opinion may provide an initial starting point for assessing valuation reasonableness, emphasis is placed on the offer premium, market reaction and strategic rationale.

•                  Market Reaction — How has the market responded to the proposed deal? A negative market reaction should cause closer scrutiny of a deal.

•                  Strategic rationale — Does the deal make sense strategically? From where is value derived? Cost and revenue synergies should not be overly aggressive or optimistic, but reasonably achievable. Management should also have a favourable track record of successful integration of historical acquisitions.

•                  Negotiations and process — Were the terms of the transaction negotiated at arms-length? Was the process fair and equitable? A fair process helps to ensure the best price for shareholders. Significant negotiation “wins” can also signify the deal makers’ competency. The comprehensiveness of the sales process (e.g., full auction, partial auction, no auction) can also affect shareholder value.

•                  Conflicts of interest — Are insiders benefiting from the transaction disproportionately and inappropriately as compared to non-insider shareholders? As the result of potential conflicts, the directors and officers of the company may be more likely to vote to approve a merger than if they did not hold these interests. Consider whether these interests may have influenced these directors and officers to support or recommend the merger. The CIC figure presented in the “RMG Transaction Summary” section of this report is an aggregate figure that can in certain cases be a misleading indicator of the true value transfer from shareholders to insiders. Where such figure appears to be excessive, analyze the underlying assumptions to determine whether a potential conflict exists.

•                  Governance — Will the combined company have a better or worse governance profile than the current governance profiles of the respective parties to the transaction? If the governance profile is to change for the worse, the burden is on the company to prove that other issues (such as valuation) outweigh any deterioration in governance.

Income Trust Conversions

For an income trust, or in a broader sense, a Specified Investment Flow-Through Trust (SIFT), if it chooses to convert into a corporation ahead of 2011, the expiry of the current tax benefit for SIFTs, RMG will vote as follows:

•                  Generally AGAINST a trust conversion if the conversion itself will trigger any change-in-control payments or acceleration of options vesting;

•                  Generally AGAINST a trust conversion if bundled with an equity compensation plan resolution and the equity compensation plan itself does not warrant shareholder support;

•                  Generally AGAINST an equity compensation plan proposal on the same agenda if the vesting of options is accelerated under the plan in connection with a trust conversion.

In addition, the authorization of blank cheque preferred shares, particularly on an unlimited basis, as part of the new capital structure of the resulting corporate entity is unacceptable from a corporate governance perspective and will generally result in a vote AGAINST the proposed conversion.

Otherwise, recommendations will be on a CASE-BY-CASE basis taking into account the following factors:

•                  Method of Conversion — Exchange Method by way of a statutory plan of arrangement; Distribution Method;

•                  Rationale of Conversion Ahead of Expiry of Tax Benefit — Pursuing growth rate higher than the rate limited by the “normal growth guideline”; enhancing access to capital; overcoming the foreign ownership restriction; timing of the conversion versus availability of unused pool of tax credits (certain tax credits may offset the unused pool); superiority to other strategic alternatives;

•                  Change of Annualized Payout Level — Comparison of 1-year and 3-year annualized distribution yield prior to the conversion and the proposed annualized dividend yield;

•                  Equity Based Compensation Plan — Effect on the old plan (Vote AGAINST if the vesting of options is accelerated), features of the new plan; whether or not bundled with the conversion as a single agenda item (a bundled agenda might trigger a vote AGAINST its approval);

•                  Change-in-Control — Whether or not the conversion will be treated as a change-in-control event (vote AGAINST if the conversion by itself will trigger change-in-control payment); note both 4) and 5) are related to conflicts of interest;

•                  Cost of Implementing the Conversion — Legal fees, investment bank fees, etc., if disclosed;

•                  Market Reaction — Historical market performance dating back to October 30, 2006, the day before the announcement of changing tax rules; market response to the conversion announcement;

•                  Corporate Governance — Examine the relative strength of the company’s corporate governance going forward (from two-tier board structure to one-tier board; equity capital from unit plus exchangeable shares to common shares);

•                  Dissent Rights — Whether or not unit holders are specifically granted dissent rights for the conversion.

Rationale:  The criteria as set out here were developed based on the principle that early Trust conversion to a corporate structure results in a loss of the tax benefit for SIFTs, and therefore must be justified on the basis of the trade-off between cost and benefit of the conversion.  In addition, it is unacceptable from a corporate governance perspective for a Trust conversion to be treated as a change in control and trigger change in control payments.  The successive equity compensation plan for the corporation should be considered and voted on its own merits and should not be bundled with a trust conversion resolution. The authorization of blank cheque preferred shares, particularly on an unlimited basis, that may subordinate the rights and value of outstanding common shares is unsupportable from a corporate governance perspective. Board discretion to issue one or more classes of preferred shares for which the terms and rights have not been defined and disclosed in order to afford shareholders the ability to give fully informed approval is anathema to the preservation of the full integrity and value of the ownership characteristics of issued and outstanding common shares.  Furthermore, issuances of blank cheque preferreds may be used as an anti-takeover mechanism at the discretion of the board by placing these shares in management friendly hands in the event of a takeover bid not supported by management, the result of which may be to deny shareholders of the ability to consider a bid for their shares.

1. Income Trust Overview

An income trust, or in a broader sense, a Specified Investment Flow-Through Trust (SIFT), is an exchange traded equity-type investment that is similar to common stock. By owning securities or assets of an underlying business (or businesses), an income trust is structured to distribute cash flows from those businesses to unit holders in a tax efficient manner. That is, by maintaining a certain distribution ratio, a trust will pay little to no corporate income tax. Because of the focus on distributions, income trusts are usually based on mature businesses with steady cash flows.

As of December 31, 2006, 16% by number and 9% by market cap of the TSX listed issuers were structured as income trusts, representing 253 real estate, oil and gas, telecommunications, industrial, food processing and manufacturing business. Currently, there are roughly 197 income trusts remaining (171 excluding REITs). The main reason for the decline is the change of tax law (see the following section), which has caused certain trusts to convert back into corporations, to merge with another trust or corporation, or to be taken private.

2. SIFT Rules

On October 31, 2006 the Canadian federal government announced a new tax regime for specified investment flow-through trusts (SIFTs) under which certain amounts distributed by SIFTs will be subject to tax at corporate income tax rates. SIFT trusts will not be able to deduct distributions for tax purposes, and distributions will be treated as dividends to unit holders. The new tax is deferred until 2011 for SIFTs that were publicly traded on October 31, 2006 subject to “normal growth guidelines” which permit SIFTs to grow their equity capital through new equity issuances by the greater of $50 million and a “safe harbour” amount of up to 100% of the SIFT’s market cap as of October 31, 2006 over the four year transition period, without triggering the new tax treatment.

As a result of the new tax treatment it was expected that SIFTs would want to convert into corporations prior to 2011. On July 14, 2008, the government released the long-awaited draft amendments (the “Conversion Amendments”) to the Income Tax Act (Canada), allowing the conversion of certain income trusts into corporations on a tax-deferred basis. The Conversion Amendments apply to conversions which occur after July 14, 2008 and before 2013, and are applicable to SIFT trusts, SIFT partnerships or REITs that are in existence at any time between the period of October 31, 2006 and July 14, 2008 (a “Qualifying SIFT”). The Conversion Amendments were necessary to facilitate conversions prior to 2011 without unit holders or SIFTs having adverse tax implications.

Reincorporation Proposals

Vote CASE-BY-CASE on proposals to change a company’s jurisdiction of incorporation taking into account:

•                  Financial and corporate governance concerns, including: the reasons for reincorporating, a comparison of the governance provisions, and a comparison of the jurisdictional laws.

Generally vote FOR reincorporation when:

•                  Positive financial factors outweigh negative governance implications; or

•                  Governance implications are positive.

Generally vote AGAINST reincorporation if business implications are secondary to negative governance implications.

By-Law Amendments

Generally vote proposals FOR amendment or replacement by-laws if:

•                  The purpose of the amendment is to clarify ambiguity, reflect changes in corporate law, streamline years of amendments or other “housekeeping” amendments, and

•                  The by-laws as amended will not result in any of the three unacceptable governance provisions set out in the following paragraph.

Vote AGAINST a new by-law proposal, if any of the following conditions applies:

•                  The quorum for a meeting of shareholders is set below two persons holding 25% of the eligible vote (this may be reduced in the case of a small company where it clearly has difficulty achieving quorum at a higher level, but we oppose any quorum below 10%);

•                  The quorum for a meeting of directors is less than 50% of the number of directors; and

•                  The chair of the board has a casting vote in the event of a deadlock at a meeting of directors.

Capital Structure

Increases in Authorized Capital

Vote CASE-BY-CASE on proposals to increase the number of shares of common stock authorized for issuance

Generally vote FOR proposals to approve increased authorized capital if:

•                  A company’s shares are in danger of being de-listed;

•                  A company’s ability to continue to operate as a going concern is uncertain.

Generally vote AGAINST proposals to approve unlimited capital authorization.

RATIONALE: Canadian jurisdictions generally, and most recently the British Columbia Corporations Act (BCCA), permit companies to have an unlimited authorized capital. In conjunction with the 2004 BCCA change, many companies incorporated in B.C. are requesting shareholder approval to alter the company’s authorized share structure from a fixed maximum limit authorization to an unlimited number of authorized shares. RMG prefers to see companies with a fixed maximum limit on authorized capital, with at least 30 percent of the authorized stock issued and outstanding. Limited capital structures protect against excessive dilution and can be increased when needed with shareholder approval.

Private Placement Issuances

Vote CASE-BY-CASE on private placement issuances taking into account:

•                  Whether other resolutions are combined with the issuance

•                  The financial consequences for the company if the issuance is not approved.

Generally vote FOR private placement proposals if:

•                  The issuance represents up to 30 percent of the company’s outstanding shares

•                  The use of the proceeds from the issuance is disclosed

The Toronto Stock Exchange (TSX) requires shareholder approval for private placements:

•                  for an aggregate number of listed securities issuable greater than 25% of the number of securities of the issuer which are listed and outstanding, on a non-diluted basis, prior to the date of closing of the transaction if the price per security is less than the market price; or

•                  that during any six month period are placed with insiders for listed securities or options, rights or other entitlements to listed securities greater than 10% of the number of the issuer’s listed and outstanding securities, on a non-diluted basis, prior to the date of closing of the first private placement to an insider during the six month period.

Allowable discounts for private placements not requiring shareholder approval are as follows:

Market Price	Maximum Discount
$0.50 or less	25%
$0.51 to $2.00	20%
Above $2.00	15%

The TSX will allow the price per listed security for a particular transaction to be less than that specified above provided that the listed issuer has received the approval of non-interested shareholders.

Blank Cheque Preferred Stock

Generally vote AGAINST proposals to create or increase blank cheque preferred shares where:

•                  The shares carry unspecified rights, restrictions and terms;

•                  The company does not specify the any specific purpose for the increase in such shares.

Generally vote FOR proposals to establish these shares where both of the following apply:

•                  The company has stated in writing that the shares will not be used for anti-takeover purposes

•                  The voting, conversion, and other rights, restrictions and terms of such stock are specified in the articles and are reasonable.

Dual-class Stock

Generally vote AGAINST proposals to create a new class of common stock that will create a class of common shareholders with diminished voting rights.

The following is an exceptional set of circumstances under which we would generally support a dual class capital structure. Such a structure must meet all of the following criteria:

•                  It is required due to foreign ownership restrictions and financing is required to be done out of country;

•                  It is not designed to preserve the voting power of an insider or significant shareholder;

•                  The subordinate class may elect some board nominees;

•                  There is a sunset provision; and

•                  Prohibition on any change in control transaction without approval of the subordinate class shareholders.

Escrow Agreements

Generally vote AGAINST an amendment to an existing escrow agreement where the company is proposing to delete all performance-based release requirements in favour of the time-driven release requirements.

RATIONALE: On going public, certain insiders of smaller issuers must place a portion of their shares in escrow.  The primary objective of holding shares in escrow is to ensure that the key principals of a company continue their interest and involvement in the company for a reasonable period after public listing.

Executive and DirectorCompensation

Equity Compensation Plans

Vote CASE-BY-CASE on equity-based compensation plans. Vote AGAINST the plan if any of the following factors applies:

Cost of Equity Plans: The total cost of the company’s equity plans is unreasonable

Plan Amendment Provisions: The provisions do not meet RMG guidelines

Non-Employee Director participation: Participation of directors is discretionary or unreasonable

Pay for performance: There is a disconnect between CEO pay and the company’s performance

Repricing Stock Options: The plan expressly permits the repricing of stock options without shareholder approval

Poor Pay Practices:  The plan is a vehicle for poor pay practices.

Each of these factors is examined below.

Cost of Equity Plans

Generally vote AGAINST equity plans if the cost is unreasonable.

RATIONALE: Section 613 of the TSX Company Manual, requires shareholder approval for equity-based compensation arrangements under which securities listed on the TSX may be issued from treasury.  Such approval is also required for equity-based plans that provide that awards issued may be settled either in treasury shares or cash.  Cash only settled arrangements or those which are only funded by securities purchased on the secondary market are not subject to shareholder approval. In addition, certain equity awards made outside of an equity plan, stock purchase plans using treasury shares where financial assistance or share matching is provided, and security purchases from treasury where financial assistance is provided, are also subject to shareholder approval.

Our methodology for reviewing share-based compensation plans primarily focuses on the transfer of shareholder wealth (the dollar cost of share plans to shareholders) instead of simply focusing on dilution.  Using information disclosed by the company and assuming the broadest definition of plan terms, RMG will value equity-based awards using our proprietary binomial option pricing model. RMG will include in its analyses an estimated dollar cost for the proposed plan and all continuing plans. This total cost will be expressed as a percentage of market value (i.e. 90-day average share price time common shares outstanding). This result is tested for reasonableness by comparing the figure to an allowable cap derived from compensation plan costs of the top performing quartile of peer companies in each industry group (using Global Industry Classification Standard GICS codes).  Benchmark SVT levels for each industry are established based on these top performers’ historic SVT. Regression analyses are run on 44 different variables including company size, market-based performance metrics, and accounting-based performance metrics, for each industry group to identify the variables most strongly correlated to SVT. The benchmark industry SVT level is then adjusted upwards or downwards for the specific company by incorporating the company-specific performance measures, size and cash compensation into the industry cap equations to arrive at the company’s allowable cap.

Plan Amendment Provisions

Generally vote AGAINST the approval of proposed Amendment Procedures that do not require shareholder approval for the following types of amendments under any security based compensation arrangement, whether or not such approval is required under current regulatory rules:

•                  Any increase in the number of shares reserved for issuance under a plan or plan maximum;

•                  Any reduction in exercise price or cancellation and reissue of options or other entitlements;

•                  Any amendment that extends the term of options beyond the original expiry.

•                  Amendments to eligible participants that may permit the introduction or reintroduction of non-employee directors on a discretionary basis or amendments that increase limits previously imposed on non-employee director participation.

•                  Any amendment which would permit options granted under the Plan may be transferable or assignable other than for normal estate settlement purposes.

•                  Amendments to the plan amendment provisions.

To clarify application of the above criteria, all items will apply to all equity-based compensation arrangements under which treasury shares are reserved for grants of, for example restricted stock, restricted share units, or deferred share units, except those items that specifically refer to option grants.

RATIONALE: In response to the rule changes affected by the Toronto Stock Exchange (TSX) related to Part IV, Subsection 613 of the TSX Company Manual and Staff Notices #2004-0002, and #2006-0001 which came into effect in 2007, RMG has revised its policy with regard to Equity Compensation Plan Amendment Procedures.  This policy addresses the removal by the TSX of previously established requirements for shareholder approval of certain types of amendments to Security-Based Compensation Arrangements of its listed issuers.  For the purposes of the rule change, security-based compensation arrangements include: stock option plans for the benefit of employees, insiders and service providers; individual stock options granted to any of these specified parties outside of a plan; stock purchase plans where the issuer provides financial assistance or where the employee contribution is matched in whole or in part by an issuer funded contribution; stock appreciation rights involving the issuance of treasury shares; any other compensation or incentive mechanism involving the issuance or potential issuance of securities of the listed issuer; security purchases from treasury by an employee, insider or service provider which is financially assisted by the issuer in any manner.  Issuers had until June 30, 2007 to adopt the proper Amendment Procedure in their Plans. After such date, issuers who have “general amendment” provisions in their Plans are no longer able to make any amendments to their Plans without security holder approval, including amendments considered to be of a “housekeeping” nature until they have put a shareholder approved detailed Plan Amendment Provision in place.

According to the TSX Guide to Security-Based Compensation Arrangements, the following amendments will continue to be subject to security holder approval according to TSX rules notwithstanding the amendment provisions included in the plan:

•                  Any increase in the number of shares reserved for issuance under a plan or plan maximum;

•                  Any reduction in exercise price of options or other entitlements which benefits an insider(13);

•                  Any amendment that extends the term of options beyond the original expiry and that benefits an insider of the issuer;

•                  Changes to insider participation limits which result in the security holder approval to be required on a disinterested basis;

•                  Amendment provisions granting additional powers to the board of directors to amend the plan or entitlements without security holder approval.

In addition, the TSX requires that the exercise price for any stock option granted under a security based compensation arrangement or otherwise, must not be lower than the market price of the securities at the time the option is granted. Any proposal to increase the maximum number of shares reserved under a plan requires specific shareholder approval for the increase even if the plan includes a shareholder-approved general amendment procedure permitting increases to such maximum numbers.

Sections 613(d) and (g) set out a list of disclosure requirements in respect of materials that must be provided to security holders in meeting materials issued prior to a meeting at which the approval of any security based compensation arrangement is requested.  The disclosure requirements include annual disclosure by listed issuers in their information circular or other annual disclosure document distributed to all security holders, the terms of any security based compensation arrangement as well as any amendments that were adopted in the most recently completed fiscal year, including whether or not security holder approval was obtained for the amendment.  Staff Notice #2005-0001 goes on to clarify that such disclosure must be as of the date of the information circular containing the relevant disclosure and that issuers must update disclosure for the most recently completed fiscal year end to include grants, exercises, amendments, etc. which may occur after the fiscal year end is completed, but prior to the filing of the information circular.

RMG has reiterated the need for shareholder approval for the amendments that currently still require shareholder approval by the TSX due to the ability of the TSX to change or eliminate these requirements at any time in future which we believe would not be in the best interests of shareholders or consistent with our clients’ guidelines.  Note however that from a corporate governance viewpoint, RMG finds the practice of re-pricing any outstanding options unacceptable and does not limit this view to only those options held by insiders.  RMG has for many years recommended against any re-pricing of outstanding options.  Our reasons are based on the original purpose of stock options as at-risk, incentive compensation that is meant to align the interests of option-holders with those of shareholders.  Options have come to be viewed as a sort of substitute currency however, that may be used to compensate service providers and consultants.  It is questionable, in our view, to expect that outsiders who have no direct impact on the business operations of a company can, through their relationships with the company contribute in any meaningful way to an increase in shareholder value.  We would therefore view the use of stock options as inappropriate for this purpose and see no justification for re-pricing any outstanding options when shareholders must suffer the consequences of a downturn in share price.  RMG has continued to recommend AGAINST discretionary participation by non-employee directors in equity compensation plans in the belief that administrators of the plan should not have the unrestricted ability to issue awards to themselves due to concerns of self-dealing.  Directors who are able to grant themselves equity awards without limit could find their independence compromised.  RMG believes that the inclusion of non-employee directors in management equity based compensation plans, while not preferable, must at a minimum be subject to shareholder approved limits.  Issuer discretion to change eligible

(13) Security holder approval, excluding the votes of securities held by insiders benefiting from the amendment, is required for a reduction in the exercise price, purchase price, or an extension of the term of options or similar securities held by insiders.  If an issuer cancels options or similar securities held by insiders and then reissues those securities under different terms, the TSX will consider this an amendment to those securities and will require security holder approval, unless the regrant occurs at least 3 months after the related cancellation.  Staff Notice #2005-0001, Section 613 Security Based Compensation Arrangements, S.613(h)(iii) Amendments to Insider Securities.

participants may result discretionary director participation.  For clarification purposes, in keeping with RMG’s policy regarding acceptable limits on non-employee director participation, if directors are included in an employee equity compensation plan on a sufficiently limited basis, clearly any amendment that would remove or increase such limit should be approved by shareholders.  RMG takes the position that the ability of plan participants to assign options by means of Option Transfer Programs or any other similar program which results in option holders receiving value for underwater options when shareholders must suffer the consequences of declining share prices does not align the interests of option holders with those of shareholders and removes the intended incentive to increase share price which was originally approved by shareholders.

Non-Employee Director Participation

Vote AGAINST discretionary non-employee director participation in management equity compensation plans.

RATIONALE: Due to the continuing use of options in compensation plans in Canada, we have not opposed the use of options for outside directors per se, but have tried to address potential governance concerns by ensuring a reasonable limit on grants to the independent non-employee directors who are charged with overseeing not only a company’s compensation scheme but also its corporate governance and long-term sustainability.  To this end, RMG policy established an acceptable range for non-employee director option grants of 0.25% to 1% of the outstanding shares.  A company was expected to fall within this range based on its size and stage of development, so that larger, more mature companies would be limited to something closer to 0.25%, and smaller companies with less cash and much lower share prices would be at the upper end of the range and have a larger pool of shares, options typically, from which to draw.  This range was originally established based on an underlying policy that an upper limit of $1 million worth of stock acquired by means of option grants for each director over the life of a typical 10-year plan seemed reasonable to prevent misalignment of purpose.

Director Limit Considerations

Generally vote AGAINST an equity compensation plan proposal which provides that non-employee director participation exceeds our previously established 1%  director pool limit.  We will more closely scrutinize plans where non-employee director participation exceeds a $100,000 per director maximum within the 0.25% to 1% of the outstanding shares range, taking into account:

•                  The overall mix of pay elements (cash vs. equity)

•                  The type of equity awards granted (in order of preference deferred stock units, restricted stock, stock options)

•                  Director share holding requirements and how they are achieved (stock granted outright until a target is met vs. some “skin in the game” in the form of directors taking DSUs in lieu of cash fees)

•                  Rigor of mandatory and disclosed vesting requirements (i.e., vest when director leaves the board)

•                  Overall company performance as well as director pay levels vs. peers.

In the absence of “best in class” director pay practices (as detailed below), generally vote AGAINST an equity plan proposal if the $100,000 per director equity award maximum is exceeded.

Generally vote AGAINST individual equity grants to non-employee directors outside of an equity compensation plan if:

•                  The director’s annual grants in aggregate would exceed the above per director maximum other than a reasonable one-time grant upon joining the board.

RATIONALE: RMG will assess the non-employee director component (or reserve) of equity-based compensation plans based on the RMG compensation model (binomial) award value that is used for employee compensation purposes.  This will be consistent with our methodology for establishing the value of awards for employee participants and the plan generally.

The proposed maximum for non-employee director equity grants including options will then factor in: the difference between options and full value awards (i.e., restricted stock); option terms (5, 7 or 10 years usually); share price volatility; expected forfeiture rate; and any other criteria factored into a binomial type evaluation.

Using the binomial equity award value, on a go-forward basis, we have established a maximum non-employee director participation limit of the lesser of: (i) a reserve of 1% of the shares outstanding; and (ii) an annual equity award value of $100,000 per director.   Equity award refers to options, restricted stock, deferred stock units or any other equity grant made outside of or under an equity compensation plan, other than equity granted or taken in lieu of cash fees.

However, we recognize that there may be director pay structures that have addressed institutional investor concerns so that directors truly have substantial “at risk” pay elements and that achieve alignment of directors’ interests closely with those of shareholders. We therefore believe some limited flexibility in implementing this guideline is necessary for those “best in class” director pay packages.

Best in Class Non-Employee Director Pay would require, at a minimum:

•                  Mandatory director shareholding requirements met by directors giving up cash for shares;

•                  Elimination of stock options (including SARs);

•                  Use of deferred share units, all or a portion of which would be taken in lieu of annual cash retainers;

•                  Minimal use of restricted stock or restricted share units and ONLY if mandatory vesting of at least three years or ideally until retirement from the board;

•                  Reasonable limit on non-employee director DSUs or RSUs that is fixed, priced at market and shareholder approved;

•                  No board discretion to amend the material terms or conditions of shareholder approved plans;

•                  Complete and clear disclosure of all elements of director pay and discussion of the rationale supporting the current director pay structure.

This list is not all-inclusive and other considerations such as overall corporate governance structure and performance may factor into our policy application.

Pay-for-Performance

Generally vote AGAINST an equity-based compensation plan proposal and/or WITHHOLD votes from the Compensation Committee members if:

•                  There is a pay for performance disconnect between the CEO’s pay and company’s stock performance;

•                  The CEO’s pay has increased from the prior year and the main source of the increase (over half) is equity based; and

•                  The CEO is a participant of the equity proposal.

A pay for performance disconnect is defined as an increase in CEO’s total compensation and the company’s one-year and three-year total shareholder returns are in the bottom half (50%) of its industry group (i.e., four-digit GICS - Global Industry Classification Group). CEO total compensation is defined as the sum of base salary, short-term (annual) and long-term non-equity incentives, grant date fair value of stock awards and options, target value of performance shares/units, and all other compensation.  The pay for performance policy first identifies companies that are in the bottom half of each four-digit GICS group coupled with an increase in total direct compensation for the CEO. Our analysis further examines the Compensation Discussion & Analysis (“CD&A”) to understand the source of increase. Is the increase attributed to performance-based compensation such as performance-based stock awards with pre-established performance measures or time-based restricted stock?  The CD&A should provide enlightening and meaningful disclosure with respect to the committee decisions on executive pay and the underlying rationale for increases in pay despite poor stock performance.  Newly appointed CEOs that have not been with the company for the past two complete fiscal years are exempted from the policy.

RATIONALE:  The financial crisis has adversely impacted companies across all industries and the overall stock market has been badly affected.  The move to a relative approach would identify the worst performers within an industry. In a bull market environment, a relative performance test may not absolve mediocre or flat performance if a company is caught in the bottom half of an industry group.  RiskMetrics clients have indicated a preference for a relative performance comparison as the first step in applying the Pay for Performance Policy.

The policy update is being applied to all companies in the S&P/TSX Composite Index whether or not they have an equity compensation plan proposal on the meeting agenda.  The definition of CEO Total Compensation has been amended to reflect the new disclosure required under revised Form 51-102F6 Statement of Executive Compensation.

Repricing Options

Generally vote AGAINST proposals to re-price outstanding options, unless:

•                  Repricing is part of a broader plan amendment that substantially improves the plan and provided that the following conditions are met:

•                  A value-for-value exchange is proposed;

•                  The five top paid officers are excluded;

•                  Options exercised do not go back into the plan OR the company commits to an annual burn rate cap.

RATIONALE:  Security Based Compensation Arrangements Section 613(h)(iii) of the TSX Company Manual requires security holder approval (excluding the votes of securities held directly or indirectly by insiders benefiting from the amendment) for a reduction in the exercise price or purchase price or an extension of the term of an award under a security based compensation arrangement benefiting an insider of the issuer notwithstanding that the compensation plan may have been approved by security holders.

RMG has long opposed option repricing and believes that any proposal to reduce the price of outstanding options including those held by non-insiders, should be approved by shareholders before being implemented (see discussion under Plan Amendment Provisions).  RMG will not view market deterioration, in and of itself, as an acceptable reason for companies to reprice stock options and/or reset goals under performance plans.

Poor Pay Practices

The following will be applied at all S&P/TSX Composite Index Companies:

RMG will generally recommend WITHHOLD votes from compensation committee members if the company has poor compensation practices.  RMG will generally recommend a WITHHOLD on the entire slate if individual director elections are not permitted and the company has demonstrated poor compensation practices. Generally RMG will recommend a vote AGAINST equity plans if the plan is a vehicle for poor compensation practices.

The following practices, while not exhaustive, are examples of poor compensation practices that may warrant a vote against or withholding votes:

•                  Egregious employment contracts:

•                  Contracts containing multi-year guarantees for salary increases, bonuses and equity compensation;

•                  Excessive perks:

•                  Overly generous cost and/or reimbursement of taxes for personal use of corporate aircraft, personal security systems maintenance and/or installation, car allowances, and/or other excessive arrangements relative to base salary;

•                  Abnormally large bonus payouts without justifiable performance linkage or proper disclosure:

•                  Performance metrics that are changed, canceled, or replaced during the performance period without adequate explanation of the action and the link to performance;

•                  Payment of dividends on performance awards:

•                  Performance award grants for which dividends are paid during the period before the performance criteria or goals have been achieved, and therefore not yet earned;

•                  Egregious pension/SERP (supplemental executive retirement plan) payouts:

•                  Inclusion of performance-based equity awards in the pension calculation;

•                  Inclusion of target (unearned) or excessive bonus amounts in the pension calculation;

•                  Addition of extra years service credited without compelling rationale;

•                  No absolute limit on SERP annual pension benefits (any limit should ideally be expressed in $ terms);

•                  No reduction in benefits on a pro-rate basis in the case of early retirement

•                  New CEO with overly generous new hire package:

•                  Excessive “make whole” provisions;

•                  Any of the poor pay practices listed in this policy;

•                  Excessive severance and/or change-in-control provisions:

•                  Inclusion of excessive change-in-control or severance payments, especially those with a multiple in excess of 3X cash pay;

•                  Severance paid for a “performance termination” (i.e. due to the executive’s failure to perform job functions at the appropriate level);

•                  Change-in-control payouts without loss of job or substantial diminution of job duties (single-triggered);

•                  New or materially amended employment or severance agreements that provide for modified single triggers, under which an executive may voluntarily leave for any reason and still receive the change-in-control severance package;

•                  Perquisites for former executives such as car allowance, personal use of corporate aircraft, or other inappropriate arrangements;

•                  Poor disclosure practices:

•                  Generally omission of information necessary to understand the rationale for compensation setting process and outcomes, or omission of material contracts, agreements or shareholder disclosure documents;

•                  Internal Pay Disparity:

•                  Excessive differential between CEO total pay and that of next highest-paid named executive officer (NEO);

•                  Employee Loans:

•                  Interest free or low interest loans extended by the company to employees for the purpose of exercising options or acquiring equity to meet holding requirements or as compensation;

•                  Options Backdating;

•                  Other excessive compensation payouts or poor pay practices at the company.

Rational:  Disclosure improvements for Canadian equity based compensation arrangements required for TSX issuers with year-ends December 31, 2008 and later, and are expected to provide substantially improved disclosure based closely on similar requirements for U.S. public corporations.  Shareholders are not generally permitted to vote on provisions such as change-in-control provisions or the ability of an issuer to extend loans to employees to exercise stock options, for example, when reviewing equity based compensation plan proposals.  Nor do shareholders in Canada have the ability to approve employment agreements, severance agreements, or pensions, however, these types of provisions, agreements, and contractual obligations continue to raise shareholder concerns.  Therefore, RMG will review disclosure related to the various components of executive compensation at the largest most widely held Canadian companies that make up the S&P/TSX Composite Index and may recommend withholding from the compensation committee or against an equity plan proposal if compensation practices are unacceptable from a corporate governance perspective.

Other Compensation Plans

Employee Stock Purchase Plans

Vote CASE-BY-CASE basis  on employee stock purchase plans .

Generally vote FOR broadly based (preferably all employees of the company with the exclusion of individuals with 5% or more beneficial ownership of the company) employee stock purchase plans where all of the following apply:

•                  Limit on employee contribution (expressed as a percentage of base salary excluding bonus, commissions and special compensation);

•                  Purchase price is at least 80% of fair market value with no employer contribution; OR

•                  No discount purchase price with maximum employer contribution of up to 20% of employee contribution;

•                  Offering period is 27 months or less; and

•                  Potential dilution together with all other equity-based plans is ten percent of outstanding common shares or less.

Generally recommend AGAINST proposals to approve Share Purchase Plan Amendment Procedures if:

•                  Discretion is given to plan administrators to amend any of the above acceptable criteria, previously approved by shareholders;

•                  Shareholder approval is not required to amend any of the above criteria.

Deferred Share Unit Plans

Generally vote FOR Deferred Compensation Plans if:

•                  Potential dilution together with all other equity-based compensation is ten percent of the outstanding common shares or less.

Other elements of director compensation to evaluate in conjunction with deferred share units include:

•                  Director stock ownership guidelines of a minimum of three times annual cash retainer

•                  Vesting schedule or mandatory deferral period which requires that shares in payment of deferred units may not be paid out until the end of three years

•                  The mix of remuneration between cash and equity

•                  Other forms of equity-based compensation, i.e. stock options, restricted stock.

RATIONALE: Deferred compensation plans generally encourage a sense of ownership in the company.  These types of deferred compensation arrangements are usually designed to compensate outside directors by allowing them the opportunity to take all or a portion of their annual retainer in the form of deferred units, the payment of which is postponed to some future time, typically retirement or termination of directorship and may be in cash and/or stock.

A DSU plan only requires shareholder approval if it reserves treasury shares. However, a number of companies continue to request shareholder approval for DSU plans funded by shares purchased in the open market. This type of plan will be evaluated on a potential dilution basis in the same manner that ESPPs (see above) are evaluated.  Dilution, eligibility and administration are key factors in determining the acceptability of such plans.

Treasury Funded Plans

Deferred share units awarded under any equity compensation plan that requires the authorization of treasury shares for issuance in payment of the deferred units would be valued as options and included with options for purposes of running the comp model.  If DSUs can be paid out in stock or cash, this would be similar to an option with tandem SAR.

Shareholder Proposals on Compensation

Vote CASE-BY-CASE basis for shareholder proposals targeting executive and director pay, taking into account:

•                  The target company’s performance, absolute and relative pay levels as well as the wording of the proposal itself.

Generally vote FOR shareholder proposals requesting that the exercise of some, but not all stock options be tied to the achievement of performance hurdles.

Shareholder Advisory Vote Proposals

Generally vote FOR shareholder proposals requesting the adoption of an advisory shareholder vote to ratify the report of the compensation committee, taking into consideration the following:

•                  The wording of the shareholder proposal;

•                  The timing for adoption;

•                  The current regulatory requirements for disclosure and best practice recommendations.

RATIONALE: RMG supports non-binding shareholder advisory votes on pay in principle and views a shareholder advisory vote on compensation as the superior method for shareholders to register approval or disapproval of compensation arrangements. RMG will generally recommend a vote AGAINST shareholder proposals requesting a binding vote on executive or director compensation as being overly prescriptive and which may lead to shareholder micro-management of compensation issues that are more appropriately within the purview of the compensation committee of the board of directors.

RMG’s global teams have formulated a set of guiding global principles for executive compensation that would serve as a framework for assessing compensation plans in response to advisory vote management proposals. The following five global principles underlie market-specific policies in all markets:

1.              Maintain appropriate pay-for-performance alignment with emphasis on long-term shareholder value: This principle encompasses overall executive pay practices, which must be designed to attract, retain, and appropriately motivate the key employees who drive shareholder value creation over the long term. It will take into consideration, among other factors: the linkage between pay and performance; the mix between fixed and variable pay; performance goals; and equity-based plan costs;

2.              Avoid arrangements that risk “pay for failure”:  This principle addresses the use and appropriateness of long or indefinite contracts, excessive severance packages, and guaranteed compensation;

3.              Maintain an independent and effective compensation committee:  This principle promotes oversight of executive pay programs by directors with appropriate skills, knowledge, experience, and a sound process for compensation decision-making (e.g., including access to independent expertise and advice when needed);

4.              Provide shareholders with clear, comprehensive compensation disclosures:  This principle underscores the importance of informative and timely disclosures that enable shareholders to evaluate executive pay practices fully and fairly;

5.              Avoid inappropriate pay to non-executive directors: This principle recognizes the interests of shareholders in ensuring that compensation to outside directors does not compromise their independence and ability to make appropriate judgments in overseeing managers’ pay and performance.  At the market level, it may incorporate a variety of generally accepted best practices.

RATIONALE:  New Form 51-102F6 Statement of Executive Compensation disclosure requirements will come into force for all TSX issuers having a year end of December 31, 2008 or later.  The new disclosure is expected to provide investors with the ability to evaluate the detailed provisions of a company’s compensation arrangements and all material compensation amounts paid to management and directors, thus providing investors with the ability to make a fully informed advisory vote on the company’s compensation regime.

Fifty-eight percent of Canadian institutional investors canvassed during RMG’s 2008 policy outreach process support advisory shareholder ratification of the report of the compensation committee.  Another twelve percent of all respondents indicated support for a binding shareholder vote on compensation.

Based on the experience of other global markets where advisory votes are permitted, the consensus view is that advisory votes serve as a catalyst for dialogue between investors and public issuers on questionable or contentious compensation practices and can lead to a higher level of board accountability, a stronger link between pay and performance, significantly improved disclosure, and in some cases a noticed deceleration in the rate of increase in executive compensation overall.

Supplemental Executive Retirement Plans (SERPS) Proposals

Generally vote AGAINST shareholder proposals requesting the exclusion of bonus amounts and extra service credits to determine SERP payouts, unless the company’s SERP disclosure includes the following poor pay practices:

•                  Inclusion of equity-based compensation in the pension calculation;

•                  Inclusion of target (unearned) or excessive bonus amounts in the pension calculation;

•                  Addition of extra years service credited in other than exceptional circumstances and without compelling rationale;

•                  No absolute limit on SERP annual pension benefits (ideally expressed in $ terms);

•                  No reduction in benefits on a pro-rata basis in the case of early retirement.

In addition, consideration will also be given to the extent to which executive compensation is performance driven and “at risk”, as well as whether bonus payouts can exceed 100% of base salary.

Rationale:  The inclusion of bonus and unlimited incentive compensation amounts along with base salary as the basis for calculating supplemental pension benefits is generally viewed as unacceptable market practice.  Proposals that aim to limit excessive pension payments for executives are laudable. The inclusion of variable compensation or other enhancements under SERP provisions can significantly drive up the cost of such plans, a cost that is absorbed by the company and its shareholders.  However, we appreciate the need for Canadian companies to attract and retain key executives in an increasingly competitive global economy and believe that a broader review of total compensation and performance are necessary in evaluating any compensation related proposal. Investor pressure to structure executive compensation so that the majority is “at risk” has driven down base salary and therefore it may be reasonable to include short term cash bonus amounts in the bonus calculation.  Therefore, RMG will assess limits imposed on extra service credits and the overall mix of guaranteed (salary) and at risk (performance driven incentive compensation) executive compensation, as well as the size of potential cash bonus amounts, when determining vote recommendations on SERP shareholder proposals asking for elimination of these elements in SERP calculations. Given the conservative general market practice in this regard, support for such proposals should be limited to those companies that exceed standard market practice thus qualifying as poor pay practices as outlined above.

Social and Environmental Issues

Generally vote CASE-BY-CASE taking the following into consideration:

•                  Whether the information requested relates to a meaningful percentage of the company’s business as measured by sales, assets and earnings;

•                  The degree to which the company’s stated position on the issue raised, or lack thereof, could affect its reputation or sales, or leave it vulnerable to boycott or selective purchasing, or investor, regulatory or legal sanctions;

•                  Whether the issues presented should be dealt with through government regulation or policy changes;

•                  Whether the company has already responded in an appropriate manner to the request embodied in the proposal;

•                  Whether the company’s analysis and voting recommendation to shareholders are persuasive;

•                  Whether the proposal itself is well framed and the cost of preparing a report, if requested, is reasonable;

•                  General industry standards for dealing with the issue taking into consideration the impact of globalization and acceptable standards for transnational corporations;

•                  Whether implementation of the proposal would achieve the objectives sought in the proposal;

•                  Whether the subject of the proposal is best left to the discretion of the board;

•                  Whether the requested information is available to shareholders from the company or other publicly available sources.

RATIONALE: These issues cover a wide range of topics, including consumer and product safety, environment and energy, general corporate issues, labor standards and human rights, HIV/AIDS and other health related issues, military business, and workplace diversity.

In evaluating any shareholder proposal, ISS Canada seeks to determine if a shareholder resolution is reasonable in both is scope and approach to a specific issue.  In most cases, our social and environmental issue voting recommendations will not seek to establish or enforce a “best practice” approach but rather we will establish industry standards to determine if the company falls outside of the accepted norms (thus creating risk exposure), evaluate the importance of the issue to the company’s core business, and evaluate the potential for impact on share value.

In evaluating these types of proposals, ISS Canada examines whether the issue should be addressed on a company-specific basis. Many social and environmental proposals are beyond the scope of any one company and are more properly the province of government and broader regulatory action.  While a wide variety of factors goes into each analysis, the overall principal guiding all vote recommendations focuses on how the proposal may enhance the economic value of the company or conversely how it may reduce risk exposure that has the potential to substantially negatively impact shareholder value in either the short-term or long-term.  Proposals seeking reasonable disclosure on corporate responsibility issues will be supported unless current disclosure in the targeted area by the company is already satisfactory.

Other Business

Vote AGAINST all proposals on proxy ballots seeking approval for unspecified “other business” that may be conducted at the shareholder meeting.